UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)

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CONMED CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York on May 25, 2016 at 2:30 p.m. (New York time), for the following purposes:

(1)	To elect ten directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	To hold an advisory vote on named executive officer compensation;

(4)	To approve the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan; and

(5)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The shareholders of record at the close of business on April 7, 2016, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Even if you plan to attend the Annual Meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

/s/ Heather L. Cohen
Heather L. Cohen Secretary

April 15, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2016

The Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2015 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.investorvote.com/CNMD.

CONMED CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 25, 2016

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2016 at 2:30 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy, the Company’s Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K are being mailed on or about April 15, 2016, to all shareholders of record on April 7, 2016, which is the record date for the Annual Meeting. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the meeting and voting in person.

The persons named as proxies are Curt R. Hartman and Daniel S. Jonas, who are, respectively, the President and Chief Executive Officer and the Executive Vice President, Legal Affairs & General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of the mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the Annual Meeting will be tabulated by a representative of Computershare, which has been appointed by the Company’s Board of Directors to serve as inspector of election.

VOTING RIGHTS

The holders of record of the 27,751,244 shares of Common Stock outstanding on April 7, 2016 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal (1), the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described below on page 2 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Proposals (2) and (4) require the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. Proposal (3) requires the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2), (3) and (4) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1), (3) and (4) are

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considered “non-discretionary” items and shareholders who do not submit any voting instructions to their brokerage firm will not have their shares counted in determining the outcome of these proposals at the Annual Meeting. This is known as a “broker non-vote.” The broker non-votes will be treated in the same manner as votes present. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

As of April 7, 2016, the closing price of a share of Common Stock on the NASDAQ Stock Market was $41.65.

PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING

There are four proposals expected to be submitted for shareholder approval at the Annual Meeting, one of which is advisory in nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on executive compensation. The fourth proposal concerns approval of the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan. These proposals are more fully described below.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, ten directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any Board-nominated director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may recommend, to the extent this is not prohibited by the Company’s by-laws and applicable law. The ten director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board of Directors of the Company, subject to the majority voting standard adopted by the Board of Directors and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a candidate will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Shareholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or re-election is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.

The Board of Directors presently consists of ten directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors. The Company has a policy under which non-executive directors are expected to offer not to stand for reelection upon having completed 15 years of service as a director. For directors who have completed 15 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Executive directors are not subject to the 15-year tenure limit.

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

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NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Name	Age	Served As Director Since	Principal Occupation or Position with the Company
David Bronson	63	2015	Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent, and is an audit committee financial expert.

Brian P. Concannon	58	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.

Charles M. Farkas	64	2014	Advisory Partner at Bain & Company; Director of the Company. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Martha Goldberg Aronson	48	2016	Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL); Former President of North America, Hill-Rom Holdings, Inc. .(NYSE: HRC); Former Senior Vice President, Medtronic (NYSE: MDT); Director of the Company. As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Jo Ann Golden	68	2003	Certified Public Accountant, Director of the Company; Director of the Bank of Utica, former partner of Dermody, Burke and Brown, CPAs, LLC. As noted below, the Board of Directors has determined that Ms. Golden is independent, and is an audit committee financial expert.

Curt R. Hartman	52	2014	President & Chief Executive Officer of the Company; Director of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker.

Dirk M. Kuyper	59	2013	Owner and CEO of Precision Machinists Company, Inc.; former President and CEO of Illuminoss Medical; former President and CEO of Alphatec Spine (NASDAQ: ATEC); Director of the Company. As noted below, the Board of Directors has determined that Mr. Kuyper is independent.

Jerome J. Lande	40	2014	Head of Special Situations for Scopia Capital Management L.P.; Former Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company. As noted below, the Board of Directors has determined that Mr. Lande is independent.

Mark E. Tryniski	55	2007	President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU); former partner of PricewaterhouseCoopers LLP; Chairman of the Board of the Company and previous Lead Independent Director; Director of New York Bankers Association; and Director of the New York Business Development Corporation. As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is an audit committee financial expert.

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John L. Workman	64	2015	Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. As noted below, the Board of Directors has determined that Mr. Workman is independent, and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under the heading Corporate Governance Matters – Directors, Executive Officers and Nominees for the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.

PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2016, subject to shareholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. Neither our certificate of incorporation nor our by-laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for 2016.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 22 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain, and motivate the NEOs to achieve value for our shareholders.

The Board encourages shareholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking shareholders to approve the following non-binding resolution:

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RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review the voting results when evaluating our executive compensation programs.

The Company’s current policy is to provide shareholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of shareholders. The next advisory vote on the compensation of our NEOs will occur at the Company’s 2017 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

PROPOSAL FOUR: AMENDED AND RESTATED 2016 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

On February 23, 2016, upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan (the “Plan”), subject to approval by our shareholders. The Plan was adopted in order to ensure that there will be sufficient shares available for delivery pursuant to the grant of equity-based awards, and to reflect anticipated changes to the Company’s non-employee director compensation program. The Plan will be applicable only to awards granted on or after the date the Plan is approved by our shareholders (the “Effective Date”). The Plan revises the Company’s 2007 Non-Employee Director Equity Compensation Plan, which was originally approved by our shareholders on May 17, 2007 (the “2007 Plan”). Certain significant ways in which the Plan terms differ from the terms of the 2007 Plan are summarized below, as are certain material terms of the Plan itself. These summaries are qualified in their entireties by reference to the complete text of the Plan, which is attached hereto as Exhibit A.

The Plan provides for the issuance of equity-based awards covering up to an additional 150,000 shares of Common Stock, plus the number of shares of Common Stock that remain available for issuance under the 2007 Plan as of May 25, 2016. The Plan adds stock options as an award type available for grant to our Non-Employee Directors. In addition, the Plan includes a number of provisions designed to protect shareholder interests and to reflect appropriately our non-employee director compensation philosophy, and include the removal of automatic grants of awards (a feature of the 2007 Plan), the placement of annual limits on non-employee director compensation, and express prohibitions against repricing stock options or stock appreciation rights (“SARs”), repurchasing out-of-the-money stock options or SARs or subjecting stock options or SARs to automatic reload provisions, in each case, without the approval of the Company’s shareholders.

The Compensation Committee, with approval of the full Board, plans to eliminate the automatic annual grants as provided under the 2007 Plan of 3,000 RSUs and 1,000 SARs in order to stabilize the annual compensation for Non-Employee directors. The current plan design could result in potential significant swings in compensation based on the stock price at any given time. As described in the CD&A at page 22, pursuant to recommendations of its independent compensation consultant, the Compensation Committee intends to redesign our non-employee director compensation program to align with the 50th percentile of peer companies (described on page 22 of the CD&A and grant our non-employee directors with equity awards with a grant date value of approximately $150,000 annually ($200,000 for the Chairman of the Board), with such equity grants comprised of a ratio of 3:1 of restricted stock units (“RSUs”) to stock options. To provide future flexibility for our non-employee director compensation program, it is necessary to amend the 2007 Plan to remove the feature providing for automatic annual grants to our non-employee directors of a fixed number of RSUs and SARs and seek additional share reserve to sustain the program in the near future.

Our Board believes that the additional 150,000 shares available for grant under the Plan would provide sufficient shares for the non-employee director equity-based compensation needs of the Company for approximately four years following the effective date of the Plan. This estimate is based on our anticipated share usage for 2016 and following years and our history of grants to non-employee directors, taking into account potential changes in our stock price, increased equity usage compared to cash fees and providing for the possibility of new directors who would be eligible to receive initial “staking” grants, we estimate that on average we will grant approximately 60,000 to 65,000 shares in the aggregate per year to our non-employee directors (although our actual grants may be higher or lower than this estimate based on numerous factors, primarily driven by stock price and number of directors).

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Currently, the 2007 Plan authorized the issuance of 125,000 shares of Common Stock that may be delivered pursuant to equity granted under the 2007 Plan, of which 85,166 shares remain available for delivery as of April 7, 2016, not taking into account grants of awards that will be made in connection with our 2016 annual meeting of shareholders. We estimate that based on our estimated share usages, our remaining shares available for grant will be insufficient to sustain our expected grant practices after 2016. Therefore, if shareholders do not approve the Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited, and could, among other things:

•	Inhibit alignment with shareholders: As described in the Compensation Discussion and Analysis and Director Compensation sections of this proxy statement, the Company awards equity compensation to our non-employee directors, in order to align their interests with those of shareholders, which would not be possible if our non-employee director share reserve were exhausted; and

•	Increase volatility in reported earnings and compensation expense: If we were required in the future to grant cash-settled awards instead of equity-settled awards, our reported director compensation expenses could increase and could thus contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. This would increase the cost of compensation if our stock price appreciates and lead to unpredictable quarterly results.

The incremental dilution resulting from the Plan is estimated to be negligible, at approximately .541%, calculated, in each case as of the record date, as (x) 150,000 shares newly available under the Plan divided by (y) 27,751,244 shares outstanding as of April 7, 2016. The Company takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to our shareholders resulting from equity award grants to our non-employee directors, including alignment with shareholder interests, outweigh the potential dilutive effect of grants under the Plan.

Summary of Other Significant Changes to the 2007 Non-Employee Director Equity Compensation Plan

In addition to the increase in share authorization, the Plan improves our non-employee director compensation program with the following features:

Annual Limits on Non-Employee Director Compensation

The Plan imposes annual limits on the aggregate value of compensation granted to any one non-employee director in respect of any calendar year with respect to his or her service as a non-employee director. Under the Plan, the aggregate grant date value of equity awards plus annual cash compensation may not exceed $400,000.

Removal of Automatic Annual Grants

Under the 2007 Plan, each non-employee director is entitled to receive automatic grants of 1,000 SARs and 3,000 RSUs. The Plan removes that feature, and under the Plan, non-employee directors are no longer entitled to such automatic annual grants of awards. This modification provides the Compensation Committee with flexibility to vary the specific mix and number of shares as necessary to reflect our changing business needs. As further described below, grants of equity (including determination of the number and types of equity granted) under the Plan are awarded at the discretion of the Committee, subject to the applicable annual limits.

New Award Type—Stock Options

The Plan adds nonstatutory stock options as a type of equity available for grant under the Plan. The 2007 Plan only permits the grant of RSUs and SARs. In contrast, our current employee compensation program provides for the grant of RSUs, stock options and SARs. To more closely align our non-employee director equity compensation practices with those for employees, the Plan adds stock options as an available award type.

Other Changes

In addition to certain administrative changes, the Plan clarifies our existing practice regarding stock options and SARs by explicitly prohibiting such awards from being (i) repriced, (ii) repurchased for cash or other consideration, or cancelled in conjunction with the grant of a new stock option or SAR with a lower exercise price, in each case on a date when

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the exercise price or reference price of such stock option or SAR is equal to or exceeds the fair market value of a share of Common Stock or (iii) subject to automatic reload provisions, in each case without approval of our shareholders.

Overview of the Plan

The purpose of the Plan is to attract, retain and motivate directors who serve on the Board of Directors for the Company, to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. The Plan will be administered by the Compensation Committee, which may delegate any of its powers under the Plan to a subcommittee thereof. Awards may be made to any non-employee director who may perform services for the Company and its subsidiaries and affiliates selected by the Compensation Committee. The Plan provides for grants of SARs, RSUs, and stock options (collectively, “Awards”).

Eligibility

All members of the Board of Directors who are not current or former employees of the Company or any of its subsidiaries are eligible to participate in this Plan.

Administration

The Plan will be administered by the Compensation Committee, which will consist of at least two members of the Board of Directors who will be appointed by, and will serve at the pleasure of, the Board of Directors. In addition, the Compensation Committee may delegate any of its powers under the Plan to a subcommittee of the Compensation Committee (which hereinafter will also be referred to as the Compensation Committee). The Compensation Committee may allocate among its members and delegate to any person who is not a member of the Compensation Committee any of its administrative responsibilities. The Board of Directors may, in its sole discretion, at any time and from time to time, grant Awards under the Plan or administer the Plan. The Board of Directors will have all of the authority and responsibility granted to the Compensation Committee.

Amendment

The Board of Directors may, at any time, suspend, discontinue, revise or amend the Plan in any respect whatsoever, and may also suspend the ability of a recipient of an Award to exercise or otherwise realize the value of his or her Award.  Any amendment that materially adversely affects a recipient, however, requires such recipient’s prior written consent. In general, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable law, rule or regulation.

Shares Subject to the Plan; Other Limitations of Awards

The total number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan may not exceed 150,000 shares, plus any shares remaining available for issuance under the 2007 Plan, as of May 25, 2016. These shares may be authorized but unissued shares of Common Stock or authorized and issued shares of Common Stock held in our treasury or otherwise acquired for the purposes of the Plan. If any Award under the Plan (or any award granted under the 2007 Plan) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock or shares of Common Stock are surrendered or withheld from any Award (or any award granted under the 2007 Plan) to satisfy a grantee’s income tax or other withholding obligations, or if shares of Common Stock owned by the grantee are tendered to pay for the exercise of a stock option under the Plan, then the shares covered by such expired, forfeited, terminated or canceled Award (or award under the 2007 Plan) which are equal to the number of shares surrendered or withheld in respect thereof will again become available to be delivered pursuant to Awards granted or to be granted under the Plan.

Types of Awards

Awards under the Plan may consist of: (i) RSUs granted pursuant to Section 5.1 of the Plan, (ii) nonstatutory stock options granted pursuant to Section 5.2 of the Plan, and (iii) SARs granted pursuant to Section 5.3 of the Plan. Each Award will be evidenced by an award agreement (an “Award Agreement”) which will govern that Award’s terms and conditions.

No grantee of an Award (or other person having rights pursuant to an Award) will have any rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award until the delivery of such shares. Other than with respect to Award adjustments described in Section 4.2 of the Plan, regarding recapitalization adjustments, no adjustments will

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be made for dividends or distributions of any kind, on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered. Notwithstanding any other provision of the Plan to the contrary, all Awards under the Plan will be subject to the Company’s Recoupment Policy, as it may be amended from time to time.

New Plan Benefits

The amount of each recipient’s Award for the 2016 calendar year (and subsequent years) will be determined based on numerous factors but is intended to align with the 50th percentile of peer companies (described on page 22 of the CD&A and grant our non-employee directors with equity awards with a grant date value of approximately $150,000 annually ($200,000 for the Chairman of the Board), with such equity grants comprised of a ratio of 3:1 of restricted stock units (“RSUs”) to stock options. If the Plan had been in effect in 2015 when awards for that year were granted, the benefits or amounts received by, or allocated to, our non-employee directors would have been consistent with the benefits or amounts actually received by or allocated to such persons under the 2007 Plan in that the proposed terms of the Plan would not have an impact on the amount or nature of the awards the Compensation Committee issued in 2015 or may issue thereafter.

U.S. Federal Tax Considerations

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to Awards. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Recipients of Awards are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their Awards.

Stock Options and SARs

The grant of an option or SAR will create no tax consequences for the recipient or the Company. Upon exercising a stock option or a SAR, a non-employee director will realize ordinary income (not as capital gain) in an amount equal to the fair market value on the exercise date of the shares subject to the stock option or SAR over the exercise price or reference price of the stock option or SAR. Income recognized by a non-employee director in connection with the exercise of a stock option or SAR may be subject to certain self-employment taxes to be paid by the director.

Restricted Stock Units

Generally, a recipient of an RSU will not recognize ordinary income at grant unless the RSU is vested at grant. Instead, the recipient generally will recognize ordinary income when the RSU becomes vested, equal to the fair market value of the stock covered by the RSU on the date it becomes vested (or if later, is settled). The recipient’s basis for determining gain or loss upon the subsequent disposition of shares acquired pursuant to the RSU will be the amount of any ordinary income recognized either when the RSU becomes vested (or if later, is settled). Upon the disposition of any shares received pursuant to the award, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long- or short-term depending on the period the recipient held such shares after the vesting (or if later, settlement) date. Income recognized by a non-employee director in connection with the vesting or settlement of an RSU may be subject to certain self-employment taxes to be paid by the director.

Deduction

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock (or cash) pursuant to an RSU or the exercise of a stock option or SAR.

Net Investment Income Tax

A recipient of an award will also be subject to a 3.8% tax on the lesser of (i) the recipient’s “net investment income” for the relevant taxable year and (ii) the excess of the recipient’s modified adjusted gross income for the taxable year over a certain threshold (ranging from $125,000 to $250,000, depending on the recipient’s circumstances). A recipient’s net investment income generally includes net gains from the disposition of shares. Recipients are urged to consult their tax advisors regarding the applicability of this Medicare tax to their income and gains in respect of their investment in the shares.

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Section 409A

If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.

The Board of Directors unanimously recommends a vote for this proposal.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2015:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,030,670	$43.47	2,141,538
Equity compensation plans not approved by security holders	-	-	-
Total	1,030,670	$43.47	2,141,538

The number of shares included in column (a) above consists of share appreciation rights (“SARs”) and performance share units, however the weighted-average exercise price in column (b) is for SARs only.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2017 Annual Meeting, which currently is expected to be scheduled on or about May 24, 2017, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 15, 2016. All such proposals should be in compliance with applicable SEC regulations. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2017 Annual Meeting or to propose nominees for election as directors at the 2017 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 2.10 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company between February 23, 2017 and March 25, 2017.

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CORPORATE GOVERNANCE MATTERS

DIRECTORS, EXECUTIVE OFFICERS AND

NOMINEES FOR THE BOARD OF DIRECTORS

Directors

DAVID BRONSON (age 63) has served as a Director of the Company since July 2015. Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. In that role, he developed and executed strategies to improve profitability and returns on capital, and he led the deal process, due diligence, and pre-close integration efforts for the acquisition of PSS by McKesson. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He is currently a Director and a member of the Audit Committee of Labsco, Inc and was a Director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally and in the health-care industry in particular as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, health care services matters provides an important perspective to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

BRIAN P. CONCANNON (age 58) has served as a Director of the Company since July 2013. Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) headquartered in Braintree, Massachusetts, that provides blood management technologies and services to hospitals, blood collectors and plasma biopharmaceutical companies worldwide from April 2009 to October 2015. He joined Haemonetics in 2003 as the President, Patient Division and was promoted to President, Global Markets in 2006. In 2007, Mr. Concannon was promoted to Chief Operating Officer and in April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Immediately prior to joining the Company, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon is also a member of the board of directors of South Shore Health & Educational Corporation since January 2014. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

CHARLES M. FARKAS (age 64) has served as a Director of the Company since July 2014. Effective July 1, 2015, Mr. Farkas is an Advisory Partner at consulting firm Bain & Company with more than 35 years of experience advising chief executives and senior managers in a wide variety of industries on issues critical to long-term success. He has served as a Senior Partner of Bain & Company and as the global leader of Bain & Company’s Financial Services practice, the North American head of Bain’s Healthcare practice and as the managing director of Bain Canada. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the Board of Harvard Medical School and the John A. Hartford Foundation and is a Corporator of Partners Healthcare. Mr. Farkas is also a special advisor to Altamont Capital Partners. The Board of Directors has determined that Mr. Farkas is independent.

Mr. Farkas’ qualifications for election to CONMED’s Board include his decades of consulting experience advising chief executives and senior management regarding business strategy in a variety of industries. Mr. Farkas is a highly-respected leader with a strong academic background, and he offers the other directors new strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry.

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Mr. Farkas was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC (“Coppersmith Capital”) and certain of its affiliates that is further described under the heading Corporate Governance Matters – Other Matters.

MARTHA GOLDBERG ARONSON (age 48) was appointed to the Board on February 23, 2016. Ms. Goldberg Aronson has had responsibility for global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010-2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the United States and Internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also serves on the board of directors of Hutchinson Technology, Inc. (NASDAQ: HTCH). The Board of Directors has determined that Ms. Goldberg Aronson is independent.

Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global health care markets, including leadership roles within medical device companies, including her experience in marketing and talent development. She has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with other the directors.

JO ANN GOLDEN (age 68) has served as a Director of the Company since May 2003. Ms. Golden is a certified public accountant and was the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPAs, LLC, an accounting firm, through her retirement in July 2012. Ms. Golden is also a member of the Board of Directors of the Bank of Utica, serving in this role since December 2009, and as Chair of the Audit & Examining Committee since 2010. Ms. Golden is a past President of the New York State Society of Certified Public Accountants (the “State Society”), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden was a president of the New York State Society’s Foundation for Accounting Education. Ms. Golden is a current member of the State Society’s Professional Ethics Committee. Ms. Golden served as a member of the governing Council of the American Institute of Certified Public Accountants (“AICPA”), and was a member of the AICPA’s Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. from the State University College at New Paltz, and a B.S. in Accounting from Utica College of Syracuse University. The Board of Directors has determined that Ms. Golden is independent, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Ms. Golden’s qualifications for election to CONMED’s Board include her financial and accounting expertise, acquired through her experience as the managing partner of Dermody, Burke and Brown, CPAs as well as her vast service to the State Society. Ms. Golden’s experience and background with a professional accounting firm bring a different perspective to the Board than that offered by other directors.

CURT R. HARTMAN (age 52) has served as Chief Executive Officer of the Company since November 9, 2014 after serving as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President, CFO of Stryker from April 2009 to October 2012. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard AMP Program Certificate from Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as both Chief Executive Officer and Interim Chief Executive Officer of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective.

Mr. Hartman was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC and certain of its affiliates that is further described under the heading Corporate Governance Matters – Other Matters.

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DIRK M. KUYPER (age 59) has served as a Director of the Company since July 2013. Mr. Kuyper is the Owner and CEO of Precision Machinists Company, Inc. Prior to this, Mr. Kuyper served as President and CEO of Illuminoss Medical, Inc., a privately-held medical device company specializing in minimally invasive, patient customized orthopedic implants for the treatment of bone fractures. Prior to joining Illuminoss in April 2013, Mr. Kuyper served as a consultant for a number of medical device companies including Benvenue Medical, Inc. From June 2007 to August 2012, Mr. Kuyper served as the President & CEO, and President of Global Commercial Operations, and as a member of the board of directors, of Alphatec Spine, Inc. (NASDAQ: ATEC). Prior to his work for Alphatec, Mr. Kuyper served in several executive capacities including as President and as Executive Vice President and Chief Operating Officer for Aesculap, Inc.’s North American operations in Center Valley, Pennsylvania. Since January of 2016 Mr. Kuyper has served as an advisor to PorOsteon, Inc., a medical device manufacturer. Mr. Kuyper has a Bachelor’s of Science degree from the University of Miami. The Board of Directors has determined that Mr. Kuyper is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Kuyper’s qualifications for election to CONMED’s Board include his experience as an active CEO of a smaller, entrepreneurial medical device company, as the former CEO of a publicly-traded medical device company, and the former president of a large medical device company. Mr. Kuyper offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

JEROME J. LANDE (age 40) has served as a Director of the Company since March 2014. As of April 4, 2016 Mr. Lande is the Head of Special Situations for Scopia Capital Management, L.P. (“Scopia”). Prior to Scopia, Mr. Lande was the Managing Partner of Coppersmith Capital, which he co−founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small−cap deep value fund where Mr. Lande was responsible for all areas of portfolio management. He served as a Vice President of MCM from February 2002 to January 2005 and as an Associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande also serves on the Board of Directors, Audit and Finance Committee and the Value Enhancement Committee for Itron, Inc. (NASDAQ: ITRI). Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers a shareholder-centric perspective which is unique to the Board to some degree, as all Directors own stock in the Company. Mr. Lande’s contacts and familiarity with investor and shareholder matters is unique on the Board and his experience and background bring a different perspective to the Board than that offered by other directors.

Mr. Lande was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC and certain of its affiliates that is further described under the heading Corporate Governance Matters – Other Matters.

MARK E. TRYNISKI (age 55) has served as a Director of the Company since May 2007 and was the Lead Independent Director from May 2009 until he became Chairman of the Board in February 2014. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006. From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the Board of Directors of the New York Bankers Association as well as the New York Business Development Corporation. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego. The Board of Directors has determined that Mr. Tryniski is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Tryniski’s qualifications for election to CONMED’s Board include his extensive experience as an active Chief Executive Officer of a public financial institution as well as his financial and accounting expertise acquired through his experience as an audit partner with PricewaterhouseCoopers LLP. His exposure to, and familiarity with, banking and financial matters offers a number of contacts and level of familiarity with financial matters that is unique on the Board. Further, his experience engaging with shareholders makes him well-suited to serve in the role of Chairman of the Board.

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JOHN L. WORKMAN (age 64) was appointed to the Board in July 2015. Mr. Workman also joined the Board of Care Capital Properties in August 2015 and currently serves on the Compensation Committee and Nominating and Governance Committee. Mr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. At Omnicare, he improved operating efficiencies through a focus on customer service and returned the company to growth and stability. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation, where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation, where he implemented successful cost reduction and lean manufacturing programs and led a turnaround of the company’s European operations. Mr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chairman of the Board and Audit Committee Chair of Universal Hospital Services and a Director and Audit Committee Chair of Federal Signal Corp. Mr. Workman received his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. The Board of Directors has determined that Mr. Workman in independent and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission and under the standards of the NASDAQ Stock Market.

Mr. Workman’s qualifications for election to CONMED’s Board include his experience as his extensive experience as a Chief Financial Officer generally and in the health-care industry in particular as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Kuyper, Lande, Tryniski, and Workman and Ms. Goldberg Aronson and Ms. Golden, have no material relationship with the Company and are independent under the standards of the NASDAQ Stock Market. The independent directors meet in executive session after at least two Board meetings each year.

The Company’s Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Mr. Hartman’s employment is subject to an employment arrangement. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Executive Officers

TERENCE M. BERGE (age 46) joined the Company in June 1998 as Assistant Corporate Controller and served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. On April 1, 2015, Mr. Berge was promoted to Vice President, Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

PATRICK J. BEYER (age 50) joined the Company as President of CONMED International in December 2014. Prior to joining CONMED, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he lead Stryker Europe from 2005-2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer graduated from Kalamazoo College with a BA in Economics; Western Michigan University with an MBA in Finance and Harvard Business School’s Advanced Management Program.

HEATHER L. COHEN (age 43) joined the Company in October 2001 as Associate Counsel and served as Deputy General Counsel from March 2002 to February 2015 and as the Company’s Secretary since March 2008. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary and in April 2015 her title changed to Executive Vice President, Human Resources & Secretary. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

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NATHAN FOLKERT (age 41) joined the Company as the Vice President, General Manager of U.S. Orthopedics in September 2015. Prior to joining CONMED, Mr. Folkert served in leadership positions with Zimmer, most recently as the President, Trauma Division from January 2013 to June 2015, prior to this as the General Manager, Canada from January 2010 to January 2013 and other managerial positions from 2007 to 2010. Prior to Zimmer, Mr. Folkert was employed by Wheelchair Professionals from 2005 to 2007 and with Stryker Corporation from 2000 to 2005. Mr. Folkert graduated with a B.S. degree in Political Science from the United States Military at West Point and also earned his M.B.A. from University of Notre Dame Mendoza College of Business.

DANIEL S. JONAS (age 52) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

JOHN E. (“JED”) KENNEDY (age 58) joined the Company in September 2012 as Vice President and General Manager, Visualization and Endomechanical. In January 2015, Mr. Kennedy became Vice President and General Manager of CET (CONMED Endoscopic Technologies). Prior to joining CONMED, Mr. Kennedy served as President and Chief Executive Officer of Viking Systems, Inc. from January 2010 to September 2012. Mr. Kennedy had formerly served as President and Chief Operating Officer of Viking Systems, Inc. from October 2007 to December 2009.  Prior to October 2007, Mr. Kennedy was the President of the Vision Systems Group at Viking Systems, Inc. From January 1997 to September 2007, Mr. Kennedy held various executive positions with Vista Medical Technologies, Inc. Prior to joining Vista Medical Technologies, Inc., Mr. Kennedy held various positions in Manufacturing, Quality Engineering and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University in 1979.

JOHONNA PELLETIER (age 43) joined the Company in 2005 as Tax Director. Effective April 1, 2015, Ms. Pelletier was promoted to Treasurer and Vice President, Tax. Prior to joining the Company, she was employed by PricewaterhouseCoopers LLP where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a B.S. degree in Accounting from Le Moyne College.

STANLEY W. (“BILL”) PETERS (age 41) joined the Company as Vice President and General Manager of Advanced Surgical in January 2015. Prior to joining CONMED, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker in December 2013. Prior to this, Mr. Peters served as an executive with EndoGastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a degree in Finance.

LUKE A. POMILIO (age 51) joined the Company as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. In March 2013, Mr. Pomilio’s title was changed to Executive Vice President, Controller and Corporate General Manager. Effective April 1, 2015, Mr. Pomilio was promoted to Executive Vice President, Finance & Chief Financial Officer. Prior to his employment with the Company, Mr. Pomilio was employed as a manager with Price Waterhouse LLP. Mr. Pomilio is a certified public accountant and graduated with a B.S. degree in Accounting from Clarkson University.

WILFREDO RUIZ-CABAN (age 51) joined the Company as the Executive Vice President, Quality Assurance & Regulatory Affairs in September 2015 and in February of 2016 was named Executive Vice President, Quality Assurance, Regulatory Affairs and Operations. Prior to joining CONMED, Mr. Ruiz served as the Director, Americas Global Manufacturing from June 2015 to September 2015 and prior to this as the Worldwide Quality Operations Director from August 2012 to June 2015 with Johnson & Johnson, DePuy Synthes. Prior to Johnson & Johnson, Mr. Ruiz served as the Senior Manufacturing Director for Medtronic from June 2009 to August 2012. Mr. Ruiz also held a number of managerial positions in manufacturing and quality operations. Mr. Ruiz graduated from Cornell University with a B.S. degree in both Electrical and Material Science Engineering and a G.M.B.A. from the Thunderbird School of Global Management.

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PETER K. SHAGORY (age 47) joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 20 year of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining CONMED, Mr. Shagory led the strategy and business development efforts for Cardinal Health’s Medical Products Group within the Medical Segment from June 2013 to May 2015, where he played a key role in Cardinal Health’s entry into the interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from January 2004 to mid-2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned an MBA from Dartmouth’s Tuck School of Business and a BS in Finance from Miami University in Oxford, Ohio.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

During 2015, the full Board of Directors met 10 times in person or by telephone conference, and once by unanimous written consent. Each director attended 100% of the total 2015 full board meetings.

The Board of Directors has a leadership structure with a Chairman, whose role is to set an agenda for meetings and to preside at the meetings of the full Board of Directors. The Board has also decided, for the time being, to spread the work of positions as chairs of the four (4) Board committees. The Board has opted to separate the roles of the Chairman and the CEO at this time. While the Board may change this structure in the future, the separation of the roles is believed to be appropriate at this time to allow the Chairman to focus on corporate governance and succession planning while the CEO can simultaneously focus on the management of the Company’s operations. The Board also based, in part, its decision to split the Chairman and CEO role upon feedback from our shareholders.

The role of the Board of Directors with respect to oversight of risk is to review at least annually a risk management matrix maintained by management, with the CEO to inform the Board of any changes to the matrix during the course of the year, or to alert the Board to any significant risks or any risks requiring changes to the matrix during the course of the year as they arise.

Board Committees:

The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee
Jo Ann Golden, Chair	Dirk M. Kuyper, Chair	Brian Concannon, Chair	Charles Farkas, Chair
David Bronson Mark E. Tryniski John L. Workman	Charles Farkas Martha Goldberg Aronson Jerome J. Lande	Jerome J. Lande Mark E. Tryniski	Brian Concannon Jerome J. Lande Mark E. Tryniski

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding

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questionable accounting or auditing matters; and (h) the oversight of the Company’s response to claims involving potential financial fraud or ethics matters. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met nine times during 2015. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/conmed-investor.php). The charter is also available in print to any shareholder who requests it.

The Compensation Committee currently consists of four independent directors. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s NEO and other officers. The Compensation Committee met six times during 2015. All then-current members of the Compensation Committee attended every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/conmed-investor.php). The charter is also available in print to any shareholder who requests it.

The Corporate Governance and Nominating Committee currently consists of three independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Corporate Governance and Nominating Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for shareholder proposals for the Annual Meeting, (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). With respect to diversity, while the Company does not have a formal diversity policy with respect to the Board of Directors, the Corporate Governance and Nominating Committee, as well as the full Board, believes that diversity should be considered with respect to experience in managing companies both public and private, in financial matters, in experience with United States and international business, and in the medical field. The Corporate Governance and Nominating Committee met seven times during 2015. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/conmed-investor.php). The charter is also available in print to any shareholder who requests it.

The Strategy Committee currently consists of four independent directors. As stated in its charter, the Strategy Committee is responsible for overseeing the long-term strategy of the Company, risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures of the Company. The Strategy Committee met four times in 2015. All members of the Strategy Committee attended every meeting, with the exception of one director who was unable to attend a single meeting due to a scheduling conflict. The current Strategy Committee Charter is available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/conmed-investor.php). The charter is also available in print to any shareholder who requests it.

In addition to the four standing committees, the Board of Directors also formed a search committee in July 2014 comprised of independent directors to identify candidates for the permanent Chief Executive Officer position. Members of the Search Committee were Mark Tryniski, Jerome Lande, Stephen Mandia, Brian Concannon and Charles Farkas. The search committee fulfilled its duties on November 9, 2014 with the appointment of Mr. Hartman as President and Chief Executive Officer of the Company, and was disbanded at that time.

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AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the NASDAQ Stock Market and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Mssrs. Bronson, Tryniski and Workman and Ms. Golden qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a Charter that was last amended by the Board of Directors on February 25, 2013. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/conmed-investor.php).

Management is responsible for CONMED’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of CONMED’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter.

In this context, the Audit Committee met nine times during 2015 and held numerous discussions with management and with the independent registered public accounting firm, including executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

CONMED’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm their independence. In this regard, the Audit Committee evaluates the quantity of fees incurred for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. During 2015, a new engagement partner, under partner rotation, was approved by the Audit Committee. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of independent registered public accounting firm’s engagement with the Company, the nature of the fees charged and the tenor of the negotiations concerning such fees, as well as the shareholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

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Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in CONMED’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Jo Ann Golden (Chair)	David Bronson
Mark E. Tryniski	John L. Workman

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CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the NASDAQ Stock Market, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on February 25, 2013. A copy of the amended and restated charter is available on the Company’s web site in the corporate governance tab of the investor relations section.

The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. The Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, reputation, experience with businesses and other organizations of comparable size as executives, directors or in other leadership positions, an understanding of finance and financial reporting processes, a corporate governance background, the ability to dedicate significant time for service on the Company’s Board of Directors, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In this regard, the Corporate Governance and Nominating Committee also looks for the skills and expertise required to satisfy the listing requirements of the NASDAQ Stock Market, on which CONMED’s stock is traded.

During the latter half of 2014 and into 2015, the Corporate Governance and Nominating Committee commenced a search process and retained a third party search firm to assist in the process of identifying, screening and evaluating director candidates. When a search firm is engaged by the Corporate Governance and Nominating Committee, it identifies director candidates on behalf of the Committee for a fee, and also screens candidates identified by individual directors, management or third parties. The Corporate Governance and Nominating Committee instructed the search firm to prioritize identifying candidates who first brought financial expertise and resulted in the appointment and nomination of David Bronson and John L. Workman to the Board in July of 2015.  Subsequently, another search firm was engaged to identify candidates who offered diversity, and had large-scale commercial experience and focus, including international experience, or payor/provider experience. The search culminated in the appointment and nomination of Martha Goldberg Aronson to the Board.

The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2017 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).

Submitted by the Corporate Governance and Nominating Committee,

Brian Concannon (Chair)	Jerome J. Lande	Mark E. Tryniski

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SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica, New York 13502 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will attend the Annual Meeting of Shareholders, absent exceptional circumstances. Historically, all directors have attended the Annual Meeting of Shareholders, and all directors then in office were present at the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”).

ETHICS DISCLOSURE

The Company has adopted, as of March 31, 2003, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available through the “Investors” section of the CONMED Corporation web site (http://www.conmed.com), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which will alert the Chair of the Audit Committee of the Board of Directors if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.

OTHER MATTERS

On February 25, 2014, the Company entered into the Coppersmith Nomination and Standstill Agreement with significant shareholder Coppersmith Capital Management, LLC, Jerome J. Lande, Craig Rosenblum (collectively, the “Coppersmith Group”) and Curt R. Hartman. Under the terms of the Coppersmith Nomination and Standstill Agreement, the Company agreed to increase the size of the Board of Directors to eleven members and appoint Jerome J. Lande and Curt R. Hartman to the Board of Directors, effective March 1, 2014. The Company also agreed to appoint Mr. Lande to the Corporate Governance and Nominating Committee and the Compensation Committee and Mr. Hartman to the Audit Committee. The Company’s Board of Directors and the Corporate Governance and Nominating Committee of the Board agreed to nominate, recommend and support, and solicit proxies on behalf of, Mr. Lande, Mr. Hartman and Mr. Farkas, who was an independent director candidate selected by the Company from a list of candidates provided before execution of the Coppersmith Nomination and Standstill Agreement to the Coppersmith Group (Mr. Farkas, Mr. Lande and Mr. Hartman, the “New Nominees”) for election as directors at the 2014 Annual Meeting. All three New Nominees were elected to the Company’s Board of Directors at the 2014 Annual Meeting. Bruce F. Daniels and Stuart J. Schwartz chose not to stand for re-election as directors at the 2014 Annual Meeting. The size of the Board of Directors decreased to eight members effective as of the 2014 Annual Meeting. The Company’s Board of Directors and the Corporate Governance and Nominating Committee of the Board also agreed to nominate, recommend and support, and solicit proxies on behalf of, the New Nominees for election as a director at the 2015 Annual Meeting. Under the terms of the Coppersmith Nomination and Standstill Agreement, the Coppersmith Group agreed to vote all of the shares of Common Stock that it beneficially owns in favor of the election of the Company’s nominees for director at the 2014 and 2015 annual meetings of shareholders and in accordance with the Board of Director’s recommendation for each other proposal to come before the 2014 and 2015 annual meetings of shareholders if Mr. Lande has voted for such proposal in his capacity as a director. The Coppersmith Group had also agreed to certain standstill provisions that were in effect from February 25, 2014 until the expiration of the agreement on February 25, 2016.

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and December 31, 2014, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2015 and December 31, 2014, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2015	2014

Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$1,704,900	$1,599,500
Audit of Internal Control over Financial Reporting	Included above	Included above
SEC Registration Statements	$8,500	$0
Total Audit Fees	$1,713,400	$1,599,500
Audit Related Fees:
Advisory Services	$0	$0
Tax Fees:
Tax Compliance and Consulting Services	$472,200	$324,100
All Other Fees:
Research Service License	$1,800	$1,800
Total Fees and Expenses	$2,187,400	$1,925,400

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s performance is very much dependent on the talents, skills and engagement of its people. We measure performance by growth in sales, earnings and other financial metrics as well as individual contributions to the Company’s performance. Employment, advancement and compensation are always contingent on demonstrating high ethical standards and compliance with governmental and regulatory standards.

In this Compensation Discussion and Analysis, we primarily focus on the compensation decisions and approach in 2015. We believe that in order to attract, retain, and reward top talent, some adjustments to our compensation programs were appropriate. We will continue to evaluate our compensation programs to ensure we reward and drive the Company’s performance goals.

Specifically discussed below are certain aspects of our compensation program as they relate to our chief executive officer or “CEO” (Curt R. Hartman), our chief financial officer or “CFO” (Luke A. Pomilio), and our three other most highly-compensated executive officers in 2015 (Patrick Beyer, Mark Snyder and Daniel Jonas). These individuals are collectively referred to as our “Named Executive Officers” or “NEOs.” We also discuss compensation for Robert D. Shallish, Jr., our former CFO, who is also an NEO for 2015 under SEC rules governing compensation disclosure since he was our CFO for a portion of 2015.

Compensation Committee Role

The Compensation Committee is responsible for and oversees all aspects of compensation for our executive officers as well as certain other key employees. The Compensation Committee relies on the CEO along with the Executive Vice President of Human Resources to make recommendations on compensation levels for the executives (other than the CEO). In the fall of 2015, the Compensation Committee, after a thorough review process, retained Radford as its independent compensation consultant in connection with the compensation paid to the NEOs and the executives, and to review director compensation. Radford does not provide any material services to management and the Compensation Committee has determined that it does not have any business or personal relationship with any member of the Committee or management.

Each year the Compensation Committee reviews compensation for similar positions at other corporations within a designated peer group of companies that includes other public medical device companies. The purpose of the review is to ensure that the Company’s overall compensation levels, and the components thereof, are appropriate in light of the nature of the medical device business and the talent for which we compete. There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet. Based on a recommendation from Radford, the Compensation Committee revised the list of peer companies during 2015 so as to remove three companies (Accuray, Inc., IDEXX Laboratories, Inc. and Resmed Inc.) considered during the prior year. Radford also recommended the addition of three companies (Globus Medical, Haemonetics Corp. and Merit Medical Systems) which were considered comparable in terms of market capitalization, revenue and headcount. As a result, the complete list of the companies reviewed as part of the peer group in 2015 was: Align Technology, Inc., Analogic Corp., Cooper Companies, Inc., Globus Medical, Greatbatch Inc., Haemonetics Corp., Hill-Rom Holdings, Inc., Integra Life Sciences Holdings Corporation, Invacare Corp., Masimo Corp., Merit Medical Systems, Nuvasive Inc., Orthofix International N.V., Sirona Dental Systems, Inc., Steris Corporation, Teleflex, Inc., Thoratec Corp., West Pharmaceuticals, Inc. and Wright Medical Group, Inc. The Compensation Committee may further revise the list of peer companies used for annual benchmarking purposes as appropriate for reasons including, but not limited to, changes in revenue, market capitalization, profitability, headcount and in the medical device industry.

The Compensation Committee reviewed the voting results on the advisory resolution, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation programs and noted 97.5% of the shares that were voted by shareholders at the 2015 Annual Shareholders meeting voted in favor of the compensation program. The Compensation Committee believes that these voting results evidence strong shareholder support for our current compensation practices, and accordingly did not make any changes to our executive compensation practices or programs based on the results of the vote.

Risk Assessment

The Compensation Committee has evaluated the Company’s compensation programs to assess whether such programs as designed or administered would facilitate or encourage excessive risk-taking by employees. The Committee has

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concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all executives.

Highlights

For summary purposes, key features of our executive compensation program include:

•	The Executive Bonus Plan (our “Bonus Plan”) was approved by shareholders at the 2012 Annual Shareholders meeting, and is designed to permit the payment of incentive compensation that is tax deductible as “qualified performance based compensation” as defined in Section 162(m) (or other provisions) of the Internal Revenue Code.

•	The 2015 performance goals under the Bonus Plan for the NEOs are based upon achievement of non-GAAP EPS and Net Sales goals as well as components specific to the NEO’s area of responsibility. The 2015 awards under the Bonus Plan include threshold/target/maximum goals and payouts.

•	In addition, the Committee has reserved the discretion to award bonus payments or equity for non-recurring circumstances, such as to reward extraordinary effort or performance or recognize the achievement of certain significant corporate events or milestones.

•	The Company remains committed not to enter into agreements to gross-up “golden parachute” excise taxes in future agreements with executives, and does not reimburse executives for the tax liability created by compensation regularly paid to executives.

•	The Company maintains stock ownership guidelines for executives and directors with holding periods for certain equity grants, and prohibits its officers and directors from holding derivatives other than those issued by the Company, further aligning the interests of management, directors and shareholders.

•	A Recoupment Policy (“claw back”) has been adopted by the Company in addition to the recoupment policy contained in the shareholder approved Bonus Plan.

•	Effective April 7, 2015, Messrs. Jonas and Pomilio agreed to terminate their Change in Control Severance Agreements with the Company, and as a result there are no such agreements in place with our NEOs. In addition, Mr. Snyder became a participant in the Executive Severance Plan on July 24, 2015 to replace benefits under his Change in Control Severance Agreement.

•	For all equity grants awarded in 2015, a “double-trigger” change in control provision applies, requiring a termination of employment or constructive discharge in addition to a change in control before triggering accelerated vesting.

Compensation Components

Salary

An NEO’s salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO along with the Executive Vice President of HR in reviewing and approving the base salaries of the executive officers (other than the CEO).

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In making his recommendation for the NEOs and other executive officers, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors, but rather the CEO considers such factors on the whole when making a base salary recommendation.

As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, CEO’s contribution and responsibilities. No fixed formula or target percentile is established for setting the base salary.

Mr. Snyder received a 4.0% increase in March of 2015 related to an increase in his areas of responsibilities. No other salary adjustments were made in 2015 for the NEOs.

Executive Bonus Plan

The Company maintains the shareholder-approved Bonus Plan, used to pay incentive compensation to the Company executives, including our NEOs. For the NEOs, annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.

2015 Executive Bonus Plan Performance Goals

The target bonus percentage for NEOs in 2015 was 100% of base salary for Mr. Hartman, 65% of base salary for Mr. Pomilio and 50% of base salary for the other NEOs. Target performance goals applicable to all NEOs and based on financial factors were Total Company Sales of $734,500,000 (with a threshold of $727,000,000 and a maximum of $754,000,000) and non-GAAP adjusted Earnings Per Share (“Adjusted EPS”) of $1.87 (with a threshold of $1.82 and a maximum of $2.00). In addition, each NEO’s annual bonus was subject to performance goals specific to their areas of responsibility: CEO goals included the development and implementation of strategic initiatives; CFO and Legal goals included the development and implementation of operational initiatives; IT goals included the development and implementation of strategic and operational initiatives; International goals included achievement of financial targets and R&D goals including business unit sales, expense management and the development and implementation of operational initiatives.

The 2015 Bonus Plan performance goals were established by the Compensation Committee in February 2015. The bonus payment is conditioned upon the achievement of certain threshold goals and is measured on a sliding scale between threshold and maximum performance.

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The goals, pay-out levels as a percentage of annual base salary and the results are depicted below:

	Threshold	Target	Maximum	Actual
Curt R. Hartman
Total Company Sales	37.5%	50.0%	100.0%	0.0%
Adjusted EPS	22.5%	30.0%	60.0%	0.0%
CEO Goals[1]	0.0%	20.0%	20.0%	15.0%
Total	60.0%	100.0%	180.0%	15.0%

Luke A. Pomilio
Total Company Sales	18.75%	25.0%	50.0%	0.0%
Adjusted EPS	18.75%	25.0%	50.0%	0.0%
CFO Goals[1]	0.00%	15.0%	15.0%	11.5%
Total	37.50%	65.0%	115.0%	11.5%

Patrick J. Beyer
Total Company Sales	7.50%	10.0%	20.0%	0.0%
Adjusted EPS	3.75%	5.0%	10.0%	0.0%
International Targets	12.50%	25.0%	50.0%	16.0%
R&D Goals[1]	0.00%	10.0%	10.0%	7.2%
Total	23.75%	50.0%	90.0%	23.2%

Daniel S. Jonas
Total Company Sales	7.5%	10.0%	20.0%	0.0%
Adjusted EPS	7.5%	10.0%	20.0%	0.0%
Legal Goals[1]	0.0%	30.0%	30.0%	25.0%
Total	15.0%	50.0%	70.0%	25.0%

Mark D. Snyder
Total Company Sales	9.375%	12.5%	25.0%	0.0%
Adjusted EPS	9.375%	12.5%	25.0%	0.0%
IT/Operations Goals[1]	0.000%	25.0%	25.0%	25.0%
Total	18.750%	50.0%	75.0%	25.0%

(1)	The individual goals have a threshold of 0% as these are goals that are either achieved or not achieved and do not have a minimum that could be earned.

Non-GAAP EPS for these purposes is adjusted for unusual items including restructuring charges, changes in tax or accounting rules, or other special or nonrecurring events. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

For 2015, the Company achieved non-GAAP EPS of $1.68, or 90% of target, Total Company Sales of $719,168,000, or 98% of target. Applying these results, no bonuses were earned for this component of their Bonus Plan.

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Below is a reconciliation of GAAP to non-GAAP EPS ($ in thousands):

	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$381,702	$303,091	$51,175	$30,498	32.4%	$1.09
% of sales	53.1%	42.1%	7.1%
Restructuring costs	8,016	(13,655)	21,671	13,958	1.0%	0.51
Business acquisitions	-	(2,543)	2,543	2,232	-0.7%	0.08
Adjusted	$389,718	$286,893	$75,389	$46,688	32.7%	$1.68

Discretionary Bonus Payments for 2015

The Committee has the discretion to award discretionary bonuses in recognition of exceptional individual performance or effort, including awards upon the recommendation of the CEO. For 2015, the Committee recommended and the Board supported, a discretionary bonus of $213,000 (30% of annual base salary) to Mr. Hartman based on the meaningful progress made in 2015 as it relates to recruiting and aligning of executive team and his driving focus for the organization. The discretionary bonus also recognized the CEO for his leadership leading to the acquisition of SurgiQuest, Inc. (“SurgiQuest”). Mr. Pomilio, Mr. Beyer and Mr. Jonas were awarded discretionary bonuses in the amount of $48,125, $59,690, and $23,983 (12.5%, 15%, and 7.5% of their annual base salary), respectively. Mr. Pomilio’s bonus was related to his extraordinary work on the SurgiQuest transaction and successful negotiation of our amended credit agreement. Mr. Beyer’s bonus was related to his progress made from an organizational design and talent perspective across a broad geography as well as his work on the SurgiQuest acquisition. Mr. Jonas’ bonus was related to his work on the SurgiQuest transaction.

Annual Equity Compensation

Equity compensation, in the form of stock options, Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”), or Performance Share Units (“PSUs”), is awarded to align the interests of NEOs with those of shareholders, to encourage long-term retention, and to provide a counter-balance to the incentives offered by the Bonus Plan which reward the achievement of comparatively short-term performance goals. Equity compensation awards to our NEOs are mainly granted under our Amended and Restated 2015 Long-Term Incentive Plan (the “LTIP”) or, in certain circumstances, the 2006 Stock Incentive Plan.

The Company’s equity compensation awards generally provide vesting periods of four or five years. The exercise price on all outstanding options and SARs is equal to the quoted closing price of the stock on the date of grant. Stock options, SARs, RSUs and PSUs are generally non-transferable other than on death and expire ten years from date of grant. The Company has a policy against cash buyouts of underwater options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by shareholders.

The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President of HR. In 2015, the Compensation Committee made annual grants, including for the NEOs, in February to coincide with the review of the performance in 2014 and expectations in 2015. This timing coincides with the Company’s other annual incentive compensation actions. Although annual grants are generally intended to incentivize future performance, in determining the size of grants, the Committee may consider, among other factors, individual contributions and performance during the preceding fiscal year.

While there is no fixed formula for equity compensation grants, the Compensation Committee seeks to establish an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and the appropriate mix of different forms of equity compensation. In addition, the Compensation Committee believes that more senior executives with more direct impact and ability to influence the Company’s overall performance, should receive a higher proportion of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with

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the value he or she brings to the corporate-wide performance. In addition, in some circumstances the Committee will award equity to recognize unique contributions in extraordinary circumstances. The Compensation Committee generally prefers a mix of equity grants to the NEOs but will alter such amounts to rebalance or alter the components of compensation to the extent it is deemed appropriate. Stock options and SARs emphasize stock price appreciation given that value is only recognized when the stock price increases above the strike price. RSUs emphasize retention and stock ownership given the grants have value immediately upon vesting. PSUs incentivize Company performance and retention, since those awards include a continued service component as well as a performance component. The Compensation Committee believes that this mix is consistent with its philosophy that those employees, the NEOs in particular, who are in a position to most directly impact corporate performance should have the highest risk/reward potential tied to corporate performance.

Our NEOs were granted annual awards of RSUs and SARs effective March 1, 2015. The annual equity grants made to NEOs in 2015 under the LTIP are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the award agreement) within two and one-half years following the Change in Control.

In 2015, Mr. Hartman was awarded 7,800 RSUs and 148,300 SARs, in addition to a target equity award of 100,000 PSUs (as described below under “Mr. Hartman’s Compensation Arrangements”). Mr. Pomilio was awarded 2,400 RSUs and 46,000 SARs. Mr. Beyer was awarded 2,700 RSUs and 50,700 SARs. Mr. Jonas was awarded 1,600 RSUs and 24,800 SARs, in addition to 2,500 RSUs in recognition to his extraordinary contributions in 2014. Mr. Snyder was awarded 1,200 RSUs and 20,600 SARs.

Employment Contracts

As a general matter, the Company does not enter into employment agreements except as may be customary in regions outside of the United States.

Mr. Hartman’s Compensation Arrangements

Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter provides Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below under “Executive Severance Plan”.

Mr. Hartman was awarded an equity grant on February 24, 2015 (“CEO Performance Award”) in the form of PSUs under the LTIP. The CEO Performance Award provides for a target number of 100,000 PSUs, with the actual number of PSUs earned ranging from 0% to a maximum of 200% of target depending on the Company’s total shareholder return relative to the S&P 1500 Health Care Equipment Select Index over the performance period of January 1, 2015 to December 31, 2019:

Relative Performance	Percentage of Target Units Earned
+15.8% above index	200%
+11.0% above index	150%
+8.2% above index	125%
+5.7% above index	100%
+3.6% above index	75%
+2.0% above index	50%
Below +2.0% above index	0%

The PSUs will be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs (at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. In general, Mr. Hartman must remain employed through the

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applicable vesting date in order to receive payment in respect of earned PSUs. If Mr. Hartman becomes disabled or dies during the performance period, unvested PSUs will immediately become vested on a pro rata basis measured based on the number of months completed from January 1, 2015 until the termination date, relative to 60 months, with the number of vested PSUs deemed to be earned based on the level of actual performance achieved through the termination date. Currently, the Company’s total shareholder return is below the index.

Upon a “change in control” of the Company (as defined in the CEO Performance Award agreement), outstanding unvested PSUs will be deemed to be earned based on the level of performance actually achieved through the change in control date. In order to balance the risks of an outsized payment for a change in control occurring early in the performance period and take into account Mr. Hartman’s influence on the Company’s stock price, the number of PSUs earned is subject to downward adjustment for a change in control prior to the fifth year of the performance period, with the magnitude of the adjustment based on the change in control price, as follows:

	Percentage of Units Earned for a Change in Control (within the following periods after commencement of the Performance Period):
Price at Change in Control Date	0-12 months	13-24 months	25-36 months	37-48 months	49-60 months
$60 or less	20%	40%	60%	80%	100%
$60-$80	30%	40%	60%	80%	100%
$80-$105	45%	50%	60%	80%	100%
Above $105	60%	60%	60%	80%	100%

Earned PSUs will not automatically vest on a change in control, but will remain outstanding and continue to vest, subject to Mr. Hartman’s continued employment, upon the vesting dates described above, or earlier upon a termination of Mr. Hartman’s employment by the Company other than for “cause” or by Mr. Hartman for “good reason” (each as defined in the award agreement) within two years following the change in control.

The goal of the CEO Performance Award was to present Mr. Hartman with the opportunity to earn a superior payment for superior Company performance based on the Company’s total shareholder return relative to a peer index. The Company’s stock price performance is measured against total shareholder return over a five-year performance period, in order to motivate longer-term performance and provide incentives for Mr. Hartman to remain with the Company. The five-year period is balanced by opportunities to earn awards after the third and fourth years of the performance period to drive shorter-term business objectives.

Total shareholder return, compared to an index of our industry peers, was selected by the Compensation Committee as the CEO Performance Award’s sole performance measure in order to provide strong alignment with shareholder interests and permit multi-year performance measurement without the need to establish multi-year goals. A rigorous payout schedule was established, so that substantial outperformance is required in order to earn awards above target levels. No PSUs will be earned unless the Company’s total shareholder return exceeds the S&P 1500 Health Care Equipment Select Index by at least 2.0%, and in order for Mr. Hartman to earn the maximum number of PSUs, our total shareholder return for the performance period must exceed the index by 15.8%.

Change In Control Severance Agreements

Mr. Hartman and Mr. Beyer are not (and have never been) party to an individual Change in Control Severance Agreement with the Company. On April 7, 2015, each of Messrs. Jonas and Pomilio agreed to the termination of their Change in Control Severance Agreements with the Company, effective immediately. Mr. Shallish’s Change in Control Severance Agreement expired upon his retirement on March 31, 2015. In addition, Mr. Snyder became a participant in the Executive Severance Plan on July 24, 2015 to replace benefits under his Change in Control Severance Agreement

Retention Agreements

On July 23, 2014, the Company entered into retention letter agreements (the “Retention Letters”) with Mr. Jonas, Mr. Pomilio, Mr. Shallish and Mr. Snyder, who are subject to covenants of confidentiality with respect to the Retention Letters. The Retention Letters provided for a cash bonus in the amount of the NEO’s annual base salary which was due and paid on June 30, 2015. The amounts of such bonuses are reflected as “All Other Compensation” in the Summary Compensation Table beginning on page 32.

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The Retention Letters also provide, in the event of an employment termination by the Company without cause or by the NEO for good reason, in either case prior to June 30, 2016, for a special severance payment equal to one and one-half times the sum of the NEO’s annual base salary then in effect plus the target annual cash incentive award, and for accelerated vesting of outstanding equity awards as of July 23, 2014 (other than SARs granted in 2014, which will be cancelled upon such termination), subject in each case to a release of claims in favor of the Company. In addition, as a condition to eligibility for benefits thereunder, the Retention Letters provide that each covered NEO thereby waived any claim that a “change in control” has occurred or may occur in the future under the Company’s equity compensation plans and such NEO’s respective Change in Control Severance Agreement with the Company relating (in any way) to the changes in the Board of Directors that occurred in 2014.

For purposes of the Retention Letters: “Cause” generally means the NEO’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” generally includes any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, or any requirement that the NEO be based more than 50 miles from the office where he is located.

Mr. Shallish’s Retirement Agreement

In December 2014, Mr. Shallish announced his intention to retire from his position as the Company’s Executive Vice President, Finance and CFO effective March 31, 2015. Mr. Pomilio was appointed as our Vice President, Finance and CFO effective April 1, 2015.

In connection with his retirement, the Company agreed to pay Mr. Shallish the retention bonus pursuant to his Retention Letter. With the consent of the Compensation Committee of the Board, and in accordance with their terms, all outstanding, unvested equity awards held by him as of March 31, 2015 vested, and any vested SARs remain exercisable for one year after Mr. Shallish’s retirement. These payments are described in further detail in the narratives following and/or footnotes to Potential Payments on Termination or Change in Control Table.

Mr. Snyder’s Retirement Agreement

In November 2015, Mr. Snyder announced his intention to retire from his position as the Company’s Executive Vice President, Manufacturing Operations & Business Systems effective March 31, 2016. Mr. Ruiz-Caban was appointed as our Vice President, Quality Assurance, Regulatory Affairs and Operations effective February 29, 2016.

In connection with his retirement, the Company agreed to pay Mr. Snyder under the terms of his Retention Letter as described above. These payments are described in further detail in the narratives following and/or footnotes to Potential Payments on Termination or Change in Control Table.

Executive Severance Plan

The Company adopted an Executive severance plan (the “Executive Severance Plan”) in which the NEOs participate. The CEO benefit under this plan is two (2.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and three (3.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. The CFO’s benefit under the plan is one and one-half (1.5) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and two and one-half (2.5) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Mr. Jonas’ severance benefit is one (1.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination without cause or for good reason and two (2.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control involuntary termination without cause or for good reason. Mr. Snyder retired as of March 31, 2016.

For purposes of the Executive Severance Plan, the definitions of “Cause” and “Good Reason” are substantially similar to that under the Retention Letters. “Change in Control” generally means a change in the majority combined voting power of the Company (other than transactions involving related parties), the stockholders approve a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets. Change in Control

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benefits apply for involuntary terminations without Cause or for Good Reason within the two (2) year period following a Change in Control. The Executive Severance Plan also contains certain restrictive covenants, including a non-disparagement covenant and one-year post-termination restrictions on competition and solicitation of the Company’s customers and employees.

Retirement Benefits

All employees in the United States, including the NEOs, are eligible to participate in the Retirement Savings Plan and were eligible to participate in the Retirement Pension Plan if employed by the Company prior to May 14, 2009.  The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK.  The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

Retirement Pension Plan

As of May 14, 2009, pension accruals under the CONMED Corporation Retirement Pension Plan were frozen and participants do not accrue any additional benefits after that date.

Retirement Savings Plan

The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements.  Effective January 1, 2010, the Savings Plan was amended to provide a 100% matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation.

Benefits Restoration Plan

The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a funded nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of incentive compensation and to receive seven percent (7%) matching contributions or other contributions from the Company that would otherwise be unavailable under our Savings Plan because of limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. The Company’s match and any discretionary contributions to a participant’s deferred compensation account vest subject to a “Rule of 65”, which is defined so that vesting occurs when the sum of the participant’s age plus years of service equal to 65. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors.

Recoupment Policy

In the interest of further aligning the interests of the NEOs with those of our shareholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the Bonus Plan or recipient of performance based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs.

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Stock Ownership Guidelines and Hedging Policies

The Company’s stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholder.  The ownership guidelines cover all NEOs. The guidelines are as follows:

NEO	Ownership Guideline
President & CEO	4x salary
CFO	3x salary
All other NEOs	1x salary

The following share types are included under these guidelines:  shares directly owned, shares jointly owned and estimated net after tax shares of unvested RSUs.  Share ownership guidelines for officers reaching the age of 62 are reduced by 50%.  Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy.  These ownership guidelines also contain a holding period for equity-based awards until such time as the minimum share ownership is achieved.  A complete copy of these guidelines is available on the Company’s website in the investor relations section.

The Company also prohibits its officers and directors from holding any derivatives other than those issued by the Company.  The intention of this policy is to align the interests of senior management with those of the holders of the Common Stock.

Mr. Hartman became subject to this policy as of July 2014 (having been subject to the guidelines for directors prior to this), and as such must attain the required ownership guidelines (4.0x salary) by July 2019. All NEOs were in compliance with the guidelines as assessed as of December 31, 2015.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee considers deductibility as one factor when making a decision regarding executive compensation. In order to maximize the deductibility of the executives’ pay, the shareholder-approved Bonus Plan and LTIP are structured such that performance-based annual incentive bonuses and performance based equity compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, the Committee may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands and retain key executives.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Dirk M. Kuyper (Chair)	Charles Farkas
Martha Goldberg Aronson	Jerome L. Lande

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Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option/ SAR Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total
Curt R. Hartman – President	2015	$724,318	$213,000	$4,156,140	$1,685,815	$106,500	$0	$70,936	$6,956,709
& Chief Executive Officer	2014	$262,406	$0	$1,305,670	$0	$257,771	$0	$49,020	$1,874,867

Luke A. Pomilio – Executive	2015	$394,787	$48,125	$123,120	$522,910	$44,275	$0	$370,952	$1,504,169
Vice President, Finance	2014	$328,692	$0	$145,925	$104,543	$168,236	$73,126	$57,527	$878,049
& Chief Financial Officer	2013	$316,871	$0	$331,800	$117,256	$163,974	$0	$51,595	$981,496

Robert D. Shallish, Jr. - Executive	2015	$104,275	$0	$0	$0	$0	$0	$351,087	$455,362
Vice President, Finance	2014	$330,851	$0	$1,469,708	$799,222	$170,599	$31,913	$59,098	$2,861,391
& Chief Financial Officer[8]	2013	$320,755	$0	$230,510	$146,570	$166,276	$0	$61,491	$925,602

Patrick J. Beyer – President, International	2015	$425,959	$59,690	$138,510	$576,337	$92,321	$0	$65,326	$1,358,143

Daniel S. Jonas – Executive	2015	$326,762	$23,983	$210,330	$281,916	$79,944	$0	$338,321	$1,261,256
Vice President, Legal Affairs	2014	$298,972	$0	$145,925	$104,543	$154,562	$55,072	$48,704	$807,778
& General Counsel	2013	$290,622	$0	$131,720	$97,713	$150,647	$0	$55,422	$726,124

Mark D. Snyder – Executive Vice President, Operations & Business Systems	2015	$310,817	$0	$396,718	$380,030	$75,000	$0	$300,861	$1,463,426

(1)	Salary reflects actual salary earned. Salary levels are adjusted annually typically in March. Accordingly, any salary levels listed in the Compensation Discussion and Analysis (the “CD&A”) may not match amounts actually paid during the course of the year.

(2)	Bonus reflects discretionary one-time payments for special circumstances to NEOs during 2015 as further described in CD&A.

(3)	Amounts in this column reflect the grant date fair value of PSUs for Mr. Hartman and RSUs for all NEOs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. For Mr. Hartman, $3.76 million of his stock award’s fair value will be earned based on the Company’s total shareholder return relative to the S&P 1500 Health Care Equipment Select Index over the performance period of January 1, 2015 to December 31, 2019. The maximum grant date fair value of the PSUs that Mr. Hartman may earn is $7.51 million. Currently, the Company’s total shareholder return is

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below the index. In addition, this includes 8,080 unvested RSUs that vested upon Mr. Snyder’s retirement on March 31, 2016, as defined in his Retention Letter. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2015 Annual Report on Form 10-K (available at http://www.conmed.com).

(4)	Amounts in this column reflect the grant date fair value of SARs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. In addition, this includes 12,000 unvested SARs that vested upon Mr. Snyder’s retirement on March 31, 2016, as defined in his Retention Letter. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2015 Annual Report on Form 10-K.

(5)	Non-Equity Incentive Plan Compensation represents earnings under the Company’s Bonus Plan and is calculated as a percentage of each NEO’s Salary (as defined in the CD&A). See “2015 Executive Bonus Plan Performance Goals” on page 24 in the CD&A for an additional discussion of 2015 annual incentive payments under the Company’s Bonus Plan.

(6)	Amounts in this column represent the increase in the actuarial present value of the executive’s accumulated benefit under the CONMED Corporation Retirement Pension Plan (a defined benefit plan) during 2014. For 2015 the actuarial value decreased by $26,340, $34,111, $9,934 and $7,021 for Mr. Pomilio, Mr. Shallish, Mr. Jonas and Mr. Snyder, respectively. For 2013, the actuarial value decreased by $35,096, $19,546 and $26,431 for Mr. Pomilio, Mr. Shallish and Mr. Jonas, respectively. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC and discussed in Note 9, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2015 Annual Report on Form 10-K.

(7)	All Other Compensation consists of the following:

	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Retention Payments (c)	Certain Other Payments(d)	Total All Other Compensation
Curt R. Hartman	$8,715	$62,221	$-	$-	$70,936
Luke A. Pomilio	$15,790	$26,688	$328,474	$-	$370,952
Robert D. Shallish, Jr.	$18,000	$-	$333,087	$-	$351,087
Patrick J. Beyer	$-	$-	$-	$65,326	$65,326
Daniel S. Jonas	$18,000	$18,544	$301,777	$-	$338,321
Mark D. Snyder	$10,931	$20,461	$269,469	$-	$300,861

(a)	Amounts represent 2015 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(b)	Amounts represent 2015 Company contributions to the Benefits Restoration Plan (“BRP”).

(c)	Amounts represent the 2015 retention payments earning under each NEO’s Retention Letter.

(d)	Certain other payments include retirement plan payments of $46,478 relating to Mr. Beyer who participates in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and a car allowance. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above.

(8)	Mr. Shallish retired from the Company on March 31, 2015.

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Grants of Plan-Based Awards

The table below summarizes the estimated cash awards under the Bonus Plan as well as equity compensation granted during 2015. Information regarding the terms of these awards can be found under the headings “Non-Equity Incentive Plan” and “Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/sh)		Grant Date Fair Value of Stock and Option Awards ($)[6]
Curt R. Hartman	2/24/2015	-	-	-	-	100,000	200,000	-	-	-		$3,756,000
	2/27/2015	-	-	-	-	-	-	7,800	-	-		$400,140
	2/27/2015	-	-	-	-	-	-	-	148,300	$51.30		$1,685,815
	N/A	$454,400	$710,000	$1,278,000	-	-	-	-	-	-		$-

Luke A. Pomilio	2/27/2015	-	-	-	-	-	-	2,400	-	-		$123,120
	2/27/2015	-	-	-	-	-	-	-	46,000	$51.30		$522,910
	N/A	$155,925	$250,250	$442,750	-	-	-	-	-	-		$-

Robert D. Shallish, Jr.	-	-	-	-	-	-	-	-	-	-		-

Patrick J. Beyer	2/27/2015	-	-	-	-	-	-	2,700	-	-		$138,510
	2/27/2015	-	-	-	-	-	-	-	50,700	$51.30		$576,337
	N/A	$102,583	$199,190	$358,541	-	-	-	-	-	-		$-

Daniel S. Jonas	2/27/2015	-	-	-	-	-	-	4,100	-	-		$210,330
	2/27/2015	-	-	-	-	-	-	-	24,800	$51.30		$281,916
	N/A	$67,153	$159,888	$223,843	-	-	-	-	-	-		$-

Mark D. Snyder	2/27/2015	-	-	-	-	-	-	1,200	-	-		$61,560
	2/27/2015	-	-	-	-	-	-	-	20,600	$51.30		$234,172
	11/16/2015	-	-	-	-	-	-	8,080	-	-		$335,158
	11/16/2015	-	-	-	-	-	-	-	12,000	$41.48	[5]	$145,858
	N/A	$71,250	$150,000	$225,000	-	-	-	-	-	-		$-

(1)	Non-Equity Incentive Compensation represents earnings under the Company’s Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of Salary (as defined in the CD&A) at December 31, 2015. The compensation is based on financial factors as well as individual goals as further described in the Bonus Plan section of the CD&A. During 2015, Mr. Hartman, Mr. Pomilio, Mr. Beyer, Mr. Jonas and Mr. Snyder earned non-equity incentive compensation equal to 15%, 11.5%, 23.2%, 25% and 25%, respectively.

(2)	The amount shown in columns (f), (g) and (h) represent the total PSUs awarded to Mr. Hartman. Such awards are earned over three vesting dates beginning on December 31, 2017 and each year thereafter. The PSUs will be earned based on the Company’s total shareholder return relative to the S&P 1500 Health Care Equipment Select Index over the performance period of January 1, 2015 to December 31, 2019. Currently, the Company’s total shareholder return is below the index.

(3)	The amounts shown in column (i) represent the total RSUs awarded to the named executive officers. Awards granted on February 27, 2015 vest annually over a period of four years and are valued at the market price of the stock on the date of grant. Mr. Snyder’s RSUs vested upon his retirement effective March 31, 2016, as described in his Retention Letter.

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(4)	The amounts shown in column (j) represent the total number of SARs awarded to the NEOs. These awards vest annually in equal installments over a period of five years. Mr. Snyder’s outstanding SARs vested upon his retirement effective March 31, 2016 as described in his Retention Letter.

(5)	The exercise price represents a weighted average exercise price of all SARs that vested for Mr. Snyder upon his retirement effective March 31, 2016, as noted above.

(6)	During 2015, Mr. Hartman earned PSUs and all NEOs earned RSUs and SARs as reported in the “Stock Awards” and “Option/SAR Awards” columns of the Summary Compensation Table. Mr. Hartman’s PSU grant date fair value is based on earning the target number of PSUs.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

35

Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards[14]						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[15]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Curt R. Hartman	-	-		-	-	-	-		-	100,000	[1]	$4,405,000
	-	-		-	-	-	7,800	[11]	$343,590	-		-
	-	148,300	[6]	-	$51.30	2/27/2025	-		-	-		-

Luke A. Pomilio	10,000	-		-	$29.92	5/17/2017	-		-	-		-
	10,000	-		-	$26.69	6/1/2018	-		-	-		-
	8,000	-		-	$16.46	6/1/2019	-		-	-		-
	10,000	-		-	$19.26	6/1/2020	-		-	-		-
	8,000	2,000	[2]	-	$27.63	6/1/2021	-		-	-		-
	-	-		-	-	-	800	[2]	$35,240	-		-
	-	-		-	-	-	1,000	[2]	$44,050	-		-
	6,000	4,000	[3]	-	$26.09	6/1/2022	-		-	-		-
	-	-		-	-	-	1,600	[7]	$70,480	-		-
	4,800	7,200	[4]	-	$32.93	6/1/2023	-		-	-		-
	-	-		-	-	-	3,000	[8]	$132,150	-		-
	-	-		-	-	-	3,000	[9]	$132,150	-		-
	-	-		-	-	-	2,600	[10]	$114,530	-		-
	1,560	6,240	[5]	-	$44.90	6/1/2024	-		-	-		-
	-	-		-	-	-	2,400	[11]	$105,720	-		-
	-	46,000	[6]	-	$51.30	2/27/2025	-		-	-		-

Robert D. Shallish, Jr.[12]	-	-		-	-	-	-		-	-		-

Patrick J. Beyer	-	-		-	-	-	2,700	[11]	$118,935	-		-
	-	50,700	[6]	-	$51.30	2/27/2025	-		-	-		-

Daniel S. Jonas	2,000	-		-	$19.26	6/1/2020	-		-	-		-
	2,000	2,000	[2]	-	$27.63	6/1/2021	-		-	-		-
	-	-		-	-	-	800	[2]	$35,240	-		-
	2,000	4,000	[3]	-	$26.09	6/1/2022	-		-	-		-
	-	-		-	-	-	1,600	[7]	$70,480	-		-
	2,000	6,000	[4]	-	$32.93	6/1/2023	-		-	-		-
	-	-		-	-	-	2,400	[8]	$105,720	-		-
	-	-		-	-	-	2,600	[10]	$114,530	-		-
	1,560	6,240	[5]	-	$44.90	6/1/2024	-		-	-		-
	-	-		-	-	-	4,100	[11]	$180,605	-		-
	-	24,800	[6]	-	$51.30	2/27/2025	-		-	-		-

Mark D. Snyder[13]	-	-		-	-	-	1,200		$52,860	-		-
	6,000	-		-	$19.26	6/1/2020	-		-	-		-
	-	2,000		-	$27.63	6/1/2021	-		-	-		-
	-	-		-	-	-	800		$35,240	-		-
	4,000	4,000		-	$26.09	6/1/2022	-		-	-		-
	-	-		-	-	-	1,600		$70,480	-		-
	4,000	6,000		-	$32.93	6/1/2023	-		-	-		-
	-	-		-	-	-	2,400		$105,720	-		-
	-	-		-	-	-	2,080		$91,624	-		-
	1,300	5,200		-	$44.90	6/1/2024	-		-	-		-
	-	-		-	-	-	1,200		$52,860	-		-
	-	20,600		-	$51.30	2/27/2025	-		-	-		-

36

(1)	Mr. Hartman was granted 100,000 PSUs on February 24, 2015. The PSUs will be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs (at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. As of December 31, 2015, the Company’s actual performance is below threshold goals for payout of the PSUs.

(2)	Scheduled to vest on June 1, 2016.

(3)	Scheduled to vest in equal installments of 2,000 shares per year for Mr. Pomilio and Mr. Jonas on June 1, 2016 and June 1, 2017.

(4)	Scheduled to vest in equal installments of 2,400 shares per year for Mr. Pomilio and 2,000 shares per year for Mr. Jonas on June 1, 2016, June 1, 2017 and June 1, 2018.

(5)	Scheduled to vest in equal installments of 1,560 shares per year for Mr. Pomilio and Mr. Jonas on June 1, 2016, June 1, 2017, June 1, 2018 and June 1, 2019.

(6)	Schedule to vest in equal installments of 29,660; 9,200; 10,140; and 4,960 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer, and Mr. Jonas, respectively, beginning on March 1, 2016 and each March 1st thereafter through 2020.

(7)	Scheduled to vest in equal installments of 800 shares per year for Mr. Pomilio and Mr. Jonas on June 1, 2016 and June 1, 2017.

(8)	Scheduled to vest in equal installments of 1,000 shares per year for Mr. Pomilio and 800 shares per year for Mr. Jonas on June 1, 2016, June 1, 2017 and June 1, 2018.

(9)	Scheduled to vest in equal installments of 1,000 shares per year for Mr. Pomilio on June 1, 2016, June 1, 2017 and June 1, 2018.

(10)	Scheduled to vest in equal installments of 650 shares per year for Mr. Pomilio and Mr. Jonas on June 1, 2016, June 1, 2017, June 1, 2018 and June 1, 2019.

(11)	Scheduled to vest in equal installments of 1,950; 600; 675; and 1,025 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer, and Mr. Jonas, respectively, on March 1, 2016 and each March 1st thereafter through 2019.

(12)	Mr. Shallish retired from the Company on March 31, 2015. As noted in the Option Exercises and Stock Vested Table, upon retirement all of his RSUs vested and were settled, all of his SARs vested and prior to December 31, 2015, Mr. Shallish exercised his outstanding SARs, accordingly, Mr. Shallish had no equity awards outstanding as of December 31, 2015.

(13)	Mr. Snyder retired from the Company on March 31, 2016. In accordance with his Retention Letter, all unvested RSUs granted on or prior to June 1, 2014 and all unvested SARs granted prior to 2014 vested and will remain exercisable for a period of one year from his retirement date. All other unvested awards were forfeited.

(14)	All outstanding option awards are SARs.

(15)	Value shown for unvested RSUs is based on the December 31, 2015 year-end closing stock price on the NASDAQ of $44.05.

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Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)
	Option Awards[1]		Stock Awards[3]
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)
Curt R. Hartman	-	$0	5,417	$268,198

Luke A. Pomilio	-	$0	6,050	$336,985

Robert D. Shallish, Jr.[5]	59,950	$1,404,837	17,350	$876,002

Patrick J. Beyer	-	$0	-	$0

Daniel S. Jonas	-	$0	3,850	$214,445

Mark D. Snyder[6]	10,000	$150,380	4,280	$238,396

(1)	Amount relates to SAR exercises during 2015.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the SAR and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to the RSUs that vested during 2015.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

(5)	Mr. Shallish retired from the Company on March 31, 2015. On his retirement, all outstanding SARs and RSUs vested. RSUs were settled upon vesting, and prior to December 31, 2015, Mr. Shallish exercised all of his outstanding SARs.

(6)	Mr. Snyder retired from the Company on March 31, 2016.

Pension Benefits

Under the CONMED Retirement Pension Plan (“Retirement Plan”), upon the later of the attainment of age 65 or the completion of 5 years of participation, our NEOs are entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant's average monthly compensation multiplied by years of benefit service with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35) or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is 100% vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity.

The table below shows the present value of accumulated benefits payable to each of the NEOs, except Mr. Hartman and Mr. Beyer as they were not participants in the Retirement Plan, including the number of years of service credited to each such NEO, under the CONMED Corporation Retirement Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. As discussed in the CD&A under the heading “Retirement Pension Plan”, pension accruals were frozen under the Retirement Plan effective May 14, 2009, therefore no additional benefits accrued after that date. As a result, years of actual service for NEOs will not equal the years of credited service noted below.

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(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During the Last Fiscal Year ($)

Luke A. Pomilio	CONMED Corporation Retirement Pension Plan	12	$243,305	$0

Robert D. Shallish, Jr.[2]	CONMED Corporation Retirement Pension Plan	18	$282,432	$23,014

Daniel S. Jonas	CONMED Corporation Retirement Pension Plan	9	$193,140	$0

Mark D. Snyder[3]	CONMED Corporation Retirement Pension Plan	18	$635,931	$0

(1)	Amounts in this column reflect the present value of accumulated benefits in accordance with Compensation – Retirement Benefits Topic 715 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2015 Annual Report on Form 10-K.

(2)	Mr. Shallish retired from the Company on March 31, 2015.

(3)	Mr. Snyder retired from the Company on March 31, 2016.

Non-Qualified Deferred Compensation

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2015. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs. This Plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of annual cash incentive compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits - Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$108,548	$62,221	$(3,033)	$0	$167,736

Luke A. Pomilio	$140,950	$26,688	$(8,918)	$0	$1,019,927

Robert D. Shallish, Jr.[3]	$17,380	$0	$1,533	$(68,596)	$251,012

Daniel S. Jonas	$67,302	$18,544	$(1,502)	$0	$373,123

Mark D. Snyder	$31,243	$20,461	$(4,051)	$0	$176,919

(1)	Executive contributions related to the Benefit Restoration Plan were included in aggregate earnings in 2015.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2015.

(3)	Mr. Shallish retired from the Company on March 31, 2015.

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Potential Payments on Termination or Change in Control

Termination/No Change in Control

The table below represents the earnings the NEOs would receive if they were terminated by the Company without cause or resigned for good reason on December 31, 2015 and no change in control occurred. The table assumes the termination by the Company without cause (each as defined in the Retention Letters for Mr. Pomilio, Mr. Jonas and Mr. Snyder and in the Executive Severance Plan for Mr. Hartman and Mr. Beyer). No payments will be made, other than accrued benefits, if an NEO is terminated for cause or resigns without good reason. No amounts are payable, other than accrued benefits, if an NEO is terminated for cause or resigns without good reason (other than for Mr. Shallish, whose retirement agreement provided for these payments upon his retirement on or after March 31, 2015).

Name	Salary Continuation or Severance ($)		Accelerated SAR Vesting ($)		Accelerated RSU Vesting ($)		Total ($)
Curt R. Hartman	$1,997,271	[1]	$0		$0		$1,997,271

Luke A. Pomilio	$866,250	[2]	$184,744	[3]	$528,600	[3]	$1,579,594

Robert D. Shallish, Jr.[4]	$333,087	[4]	$1,404,837		$876,002		$2,613,926

Patrick J. Beyer	$550,391	[1]	$0		$0		$550,391

Daniel S. Jonas	$719,496	[2]	$171,400	[3]	$325,970	[3]	$1,216,866

Mark D. Snyder[5]	$675,000	[2]	$171,400	[3]	$355,924	[3]	$1,202,324

(1)	Amount represents the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2015 multiplied by the applicable severance multiple as defined in the Executive Severance Plan. The severance multiple is defined as two for Mr. Hartman and one for Mr. Beyer. We believe this is a reasonable calculation under the Executive Severance Plan but the board has discretion to apply the plan as appropriate in the particular circumstances.

(2)	Amount is determined pursuant to the Retention Letters discussed in the CD&A and represents a lump sum equal to one and one-half (1.5) multiplied by the sum of annual salary in effect on December 31, 2015 and the target non-equity incentive plan compensation. See footnote (5) below for a discussion of the payments and benefits that Mr. Snyder actually received in connection with his retirement from the Company on March 31, 2016.

(3)	Amount represents the accelerated vesting of all RSUs and all SARs that were in each case outstanding as of July 23, 2014 (other than SARs granted in 2014 which would not accelerate and would be canceled). Vested SARs remain exercisable for one year following the termination date. The value shown for unvested SARs represents the difference between the exercise price and December 31, 2015 year-end closing stock price on the NASDAQ of $44.05. The value shown for unvested RSUs is based on the December 31, 2015 year-end closing stock price on the NASDAQ of $44.05.

(4)	Mr. Shallish retired from the Company on March 31, 2015. Mr. Shallish received his retention bonus of $333,087 in accordance with his Retention Letter. In addition, all outstanding, unvested equity awards held by him as of March 31, 2015 vested.

(5)	Mr. Snyder retired as our Executive Vice President, Operations & Business Systems on March 31, 2016. In connection with his retirement, he received a $675,000 retention payment pursuant to his Retention Letter. Also, pursuant to his Retention Letter, all of his unvested equity awards granted prior to July 23, 2014 (other than SARs granted in 2014) vested and the SARs will remain exercisable for one year after his retirement.

40

Under the terms of the Company’s pre-2015 equity award programs, the vesting date for all outstanding SARs and RSUs granted to any NEO would accelerate to the date of termination due to death or disability.

Termination/Change in Control

The table below represents the earnings the NEOs would receive upon a change in control on December 31, 2015 under the Executive Severance Plan as further described in CD&A.

Name	Salary Continuation or Severance[1] ($)
Curt R. Hartman	$2,995,907

Luke A. Pomilio	$1,264,739

Patrick J. Beyer	$1,100,781

Daniel S. Jonas	$874,382

Mark D. Snyder[3]	$872,086

(1)	Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2015 multiplied by the applicable severance multiple. The severance multiple is defined as three for Mr. Hartman, two and one-half for Mr. Pomilio and two for Mr. Beyer, Mr. Jonas and Mr. Snyder.

(2)	No NEOs would receive any accelerated or enhanced deferred compensation payments or benefits upon a Change in Control.

(3)	Mr. Snyder retired from the Company March 31, 2016. Accordingly, amounts he actually received in consideration of his termination of employment are discussed in note (5) to the Termination/No Change in Control Table above.

41

DIRECTOR COMPENSATION

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee and the full Board of Directors generally review director fees every three years. The Compensation Committee reviewed the fees in 2015 with the assistance of Radford, the Compensation Committee’s compensation consultant. While the Compensation Committee did not make any changes to director compensation during 2015, Radford recommended that director equity compensation be changed from fixed-share equity awards to value-based equity awards so as to bring clarity to the budgeting process, and to allow for improved benchmarking.

Cash Compensation Paid to Directors

For 2015, each director received compensation as described below:

Annual Retainer Total (Paid Quarterly)
Chairman (None if Executive Officer)	$90,000 (two times director fee)
Directors (Non-Executive only)	$45,000
Audit Committee Chair	$30,000
Audit Committee Member	$15,000
Governance/ Compensation Chair	$15,000
Governance/ Compensation Committee Member	$7,500
Strategy Committee Chair	$15,000
Strategy Committee Member	$7,500

Equity Compensation Awarded to Directors

In 2015, non-employee directors received 3,000 RSUs and 1,000 SARs, which will vest on June 1, 2016. The 2015 awards were issued from the 2007 Non-Employee Director Plan. If approved by shareholders, 2016 awards are expected to issue from the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan, and would be consistent with equity awards with a grant date value of approximately $150,000 annually ($200,000 for the Chairman of the Board), with such equity grants comprised of a ratio of 3:1 of restricted stock units (“RSUs”) to stock options.

42

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark E. Tryniski	$116,250	$167,100	$10,519	$0	$0	$0	$293,869

David Bronson	$30,000	$176,220	$10,598	$0	$0	$0	$216,818

Brian Concannon	$63,750	$167,100	$10,519	$0	$0	$0	$241,369

Charles M. Farkas	$63,750	$167,100	$10,519	$0	$0	$0	$241,369

Jo Ann Golden	$75,000	$167,100	$10,519	$0	$0	$0	$252,619

Dirk M. Kuyper	$60,000	$167,100	$10,519	$0	$0	$0	$237,619

Jerome J. Lande	$63,750	$167,100	$10,519	$0	$0	$0	$241,369

Steven M. Mandia[3]	$30,000	$0	$0	$0	$0	$0	$30,000

John L. Workman	$30,000	$176,220	$10,598	$0	$0	$0	$216,818

(1)	Amounts in this column reflect the grant date fair value of RSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2015 Annual Report on Form 10-K (available at http://www.conmed.com).

(2)	Amounts in this column reflect the grant date fair value of SARs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2015 Annual Report on Form 10-K.

(3)	Mr. Mandia resigned from the Board effective May 28, 2015.

43

Below is a summary of the SARs and RSUs outstanding for non-employee Directors as of December 31, 2015.

Name	SAR Awards Outstanding (#)	Stock Awards Outstanding (#)
Mark E. Tryniski	13,500	3,000

David Bronson	1,000	3,000

Brian Concannon	3,000	3,000

Charles M. Farkas	2,000	3,000

Jo Ann Golden	3,500	3,000

Dirk Kuyper	3,000	3,000

Jerome J. Lande	2,000	3,000

Steven M. Mandia	-	-

John L. Workman	1,000	3,000

Director Stock Ownership Requirements and Hedging Policy

In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholders, effective July 31, 2009, the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines required directors to own 2,000 shares. As of December 31, 2013, the Company amended the ownership guidelines to require directors to own four times the annual retainer and the existing directors were given three years to comply. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs and shares held in saving plan accounts. These ownership guidelines also contain a holding period for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

The Company also prohibits its directors from holding any derivatives other than those issued by the Company. The intention of this policy is to align the interests of the Board of Directors with those of the holders of the Common Stock.

All directors were in compliance with these guidelines as assessed as of December 31, 2015.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors, which is presently composed of David Bronson, Brian Concannon, Charles M. Farkas, Martha Goldberg Aronson, Jo Ann Golden, Curt R. Hartman, Dirk M. Kuyper, Jerome J. Lande, Mark E. Tryniski and John L. Workman, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee.

In March 2003, the Audit Committee adopted a written charter specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The charter requirement was incorporated into a policy in November 2003 under which requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions must be approved or ratified by the Audit Committee. Further, any related-party

44

transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

INSURANCE FOR DIRECTORS AND OFFICERS

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Federal Insurance Company, Illinois National Insurance Company, Liberty Insurance Underwriters Inc. and XL Specialty Insurance Co. covering the period from May 31, 2015 through May 30, 2016 at a total cost of $629,094 which covers directors and officers of the Company and its subsidiaries.

ANNUAL REPORT

The Company’s Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is being mailed with this proxy statement to shareholders of record on April 7, 2016. The annual report does not constitute a part of the proxy soliciting material and is not deemed “filed” with the SEC.

45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 7, 2016, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Patrick J. Beyer	15,446	*
David Bronson	5,500	*
Brian Concannon	12,000	*
Charles M. Farkas	9,402	*
Jo Ann Golden	23,543	*
Curt R. Hartman	58,446	*
Daniel S. Jonas	41,122	*
Dirk M. Kuyper	12,000	*
Jerome J. Lande	9,000	*
Luke A. Pomilio	109,347	*
Robert D. Shallish, Jr.	21,356	*
Mark D. Snyder	41,550	*
Mark E. Tryniski	35,500	*
John L. Workman	8,500	*
Directors and executive officers as a group (22 persons)(1)	535,667	1.91
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,971,706	10.71
FMR LLC(3) 245 Summer Street Boston, MA 02210	2,933,848	10.57
Scopia Capital Management, LP(4) 152 West 57th Street, 33rd Floor New York, New York 10019	2,380,264	8.58
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	2,335,120	8.41
SMALLCAP World Fund, Inc.(6) 333 South Hope Street Los Angeles, CA 90071	2,141,654	7.72
The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	1,891,504	6.82
Visium Asset Management, LP(8) 888 Seventh Avenue New York, NY 10019	1,807,015	6.51

Unless otherwise set forth above, the address of each of the above listed shareholders is c/o

    CONMED Corporation, 525 French Road, Utica, New York 13502

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*	Less than 1%.

(1)	Includes 38,740 RSUs that will vest within 60 days held by the Directors, NEOs and the executive officers of the Company. As of April 7, 2016 the Company’s directors and executive officers as a group (22 persons) are the beneficial owners of 207,727 shares of Common Stock (excluding options, RSUs and SARs), which is approximately 0.75% of the Common Stock outstanding.

(2)	An Amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 8, 2016 indicates beneficial ownership of 2,971,706 shares of Common Stock by virtue of having sole voting power over 2,909,044 shares of Common Stock and sole power to dispose of 2,971,706 shares of Common Stock in its role as investment advisor for certain funds.

(3)	An Amendment to Schedule 13G filed with the SEC by FMR LLC on February 12, 2016 indicates beneficial ownership of 2,933,848 shares of Common Stock by virtue of having sole power to vote over 738 shares and sole power to dispose of 2,933,848 shares of Common Stock.

(4)	An Amendment to the Schedule 13D filed with the SEC by Scopia Capital Management, L.P. and other persons on March 30, 2016 indicates (1) Scopia PX LLC, Scopia Partners LLC, Scopia Health Care LLC, Scopia Windmill Fund LP, Scopia International Master Fund LP, Scopia PX International Master Fund LP, Scopia Health Care International Master Fund LP, Scopia Capital GP LLC, Scopia Capital Management LP, Scopia Management, Inc., Matthew Sirovich, and Jeremy Mindich beneficially own 2,380,264 shares of Common Stock by virtue of having sole voting power over 2,380,264 shares of Common Stock and sole power to dispose of 2,380,264 shares of Common Stock in its role as investment advisor for certain funds (2) Scopia PX LLC beneficially owns 622,794 shares by virtue of having sole voting power and sole dispositive power of 622,794 shares (3) Scopia Partners LLC beneficially owns 17,110 shares by virtue of having sole voting power and dispositive power of 17,110 shares (4) Scopia Heath Care LLC beneficially owns 46,729 shares by virtue of having sole voting power and dispositive power of 46,729 shares (5) Scopia Windmill Fund LP beneficially owns 433,862 shares by virtue of having sole voting power and dispositive power of 433,862 shares (6) Scopia International Master Fund LP beneficially owns 108,059 shares by virtue of having sole voting power and dispositive power of 108,059 shares (7) Scopia PX International Master Fund LP beneficially owns 780,046 shares by virtue of having sole voting power and dispositive power of 780,046 shares (8) Scopia Health Care International Master Fund LP beneficially owns 340,075 shares by virtue of having sole voting and dispositive power of 340,075 shares (9) Scopia Capital GP LLC beneficially owns 2,348,675 shares by virtue of having sole voting power and dispositive power of 2,348,675 shares (10) Scopia Capital Management LP beneficially owns 2,380,264 shares by virtue of having sole voting power and dispositive power of 2,380,264 shares (11) Scopia Management, Inc. beneficially owns 2,380,264 shares by virtue of having sole voting power and dispositive power of 2,380,264 shares, (12) Matthew Sirovich beneficially owns 2,380,264 shares by virtue of having shared voting power and dispositive power of 2,380,264 shares and (13) Jeremy Mindich beneficially owns 2,380,264 shares by virtue of having shared voting power and dispositive power of 2,380,264 shares. According to the Schedule 13D, the shares of Common Stock reported therein have been acquired on behalf of discretionary clients of Scopia Capital Management, L.P., Scopia Management, Inc. Matthew Sirovich, and Jeremy Mindich including 2,093,148 shares of Common Stock on behalf of Scopia PX LLC, Scopia Partners LLC, Scopia Health Care LLC, Scopia Windmill Fund LP, Scopia International Master Fund LP, Scopia PX International Master Fund LP, Scopia Health Care International Master Fund LP and Scopia Capital GP LLC.

(5)	An Amendment to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2016 indicates beneficial ownership of 2,335,120 shares of Common Stock by virtue of having sole power to vote over 2,260,486 shares and sole power to dispose of 2,335,120 shares of Common Stock.

(6)	A Schedule 13G filed with the SEC by SMALLCAP World Fund, Inc. on February 11, 2016 indicates beneficial ownership of 2,141,654 shares of Common Stock.

(7)	An Amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 10, 2016 indicates beneficial ownership of 1,891,504 shares of Common Stock by virtue of having sole voting power over 34,330 shares of Common Stock, shared voting power over 1,900 shares of Common Stock, sole power to dispose of 1,856,874 shares of Common Stock and shared power to dispose of 34,630 shares of Common Stock.

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(8)	A Schedule 13G filed with the SEC by Visium Asset Management, LP and certain other persons on February 12, 2016 indicates that (1) Visium Asset Management, LP; Visium Balanced Master Fund, Ltd.; JG Asset, LLC and Jacob Gottlieb beneficially own 1,807,015 shares of Common Stock by virtue of having shared voting power over 1,807,015 shares of Common Stock and shared power to dispose of 1,807,015 shares of Common Stock and (2) Visium Balanced Master Fund, Ltd. beneficially owns 1,600,226 shares of Common Stock by virtue of having shared voting power over 1,600,226 shares of Common Stock and shared power to dispose of 1,600,226 shares of Common Stock. According to the Schedule 13G, the shares of Common Stock reported therein have been acquired on behalf of discretionary clients of Visium Asset Management, LP, including 1,600,226 shares of Common Stock on behalf of Visium Balanced Master Fund, Ltd.

On April 7, 2016, the record date, there were 622 shareholders of record of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2015, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is aware of the following late filings: (i) Form 4s for the non-employee directors (Messrs. Concannon, Farkas, Kuyper, Lande, Tryniski, and Ms. Golden) were filed on July 2, rather than June 1, 2015, thus failing to reflect on a timely basis the automatic award of non-employee director equity compensation on June 1, with the late filing due in part to an administrative oversight in not entering the automatic awards of equity; (ii) the failure to file on a timely basis with respect to a May 11, 2016 equity award to a newly hired executive officer (Mr. Shagory) due to an internal communication failure, with the actual filing of the Form 4 occurring a few business days late on May 18, 2015; and (iii) the failure to file a Form 4 on a timely basis with respect to the vesting of a tranche of equity award on February 23, 2015, with the actual filing of the Form 4 occurring one day late on February 26, 2015, with the delay attributable to difficulty in interpreting the terms of the vesting provided for the original equity awarded to Mr. Hartman as interim CEO.

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Exhibit A

AMENDED AND RESTATED 2016 Non-Employee Director Equity Compensation Plan
of CONMED Corporation

The Amended and Restated 2016 Non-Employee Director Equity Compensation Plan of CONMED Corporation (this “Plan”) is established to attract and retain highly qualified individuals who are not current or former employees of CONMED Corporation (the “Company”) as members of the Board of Directors of the Company and to enable them to increase their ownership in the common stock, par value $0.01 per share, of the Company (the “Common Stock”). This Plan will be beneficial to the Company and its stockholders because it will allow these directors to have a greater personal financial stake in the Company through the ownership of the Common Stock, in addition to underscoring their common interest with stockholders in increasing the long-term value of the Common Stock. This Plan is an amendment and restatement of the Amended and Restated 2007 Non-Employee Director Equity Compensation Plan (the “Prior Plan”).

Article 1.	DEFINITIONS

“Award” means an award made pursuant to the Plan as described in Section 5.

“Award Agreement” means the written document by which each Award is evidenced.

“Board” means the Board of Directors of the Company.

“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board of Directors, as described in Section 2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

“Fair Market Value” means, per share of Common Stock, the closing price of the Common Stock on the NASDAQ Stock Market or, if applicable, principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.

“Non-Employee Directors” has the meaning ascribed in Section 3.

“Stock Options” has the meaning ascribed in Section 5.2.

Article 2.	PLAN ADMINISTRATION

2.1  Committee. The Plan shall be administered by the Committee, which shall consist of at least two members of the Board of Directors who shall be appointed by, and shall serve at the pleasure of, the Board of Directors. Except as otherwise determined by the Board of Directors, the members of the Committee shall be “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that the failure of the Committee to be so comprised shall not cause any Award to be invalid. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee (which hereinafter shall also be referred to as the Committee).

2.2  Authority. The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and all Award Agreements, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) amend the Plan to reflect changes in applicable law, (vii) grant Awards and determine who shall receive Awards, (viii) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or to waive

A-1

or amend any goals, restrictions or conditions set forth in such Award Agreement, or reflect a change in the grantee’s circumstances, and (ix) determine whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, shares of Common Stock, other securities, other Awards or other property, (2) exercised or (3) canceled, forfeited or suspended (including, without limitation, canceling underwater Stock Options or stock appreciation rights without any payment to the grantee), (B) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees. Other than as provided in Section 4.2, the Committee shall not be permitted to reduce the exercise price of a Stock Option or reduce the reference price of a stock appreciation right after such Award has been granted.

2.3  Actions. Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

2.4  Board Authority. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. The Board shall have all of the authority and responsibility granted to the Committee herein.

2.5  No Liability. No member of the Board or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Article 3.	ELIGIBILITY

All members of the Board who are not current or former employees of the Company or any of its subsidiaries (“Non-Employee Directors”) are eligible to participate in this Plan.

Article 4.	SHARES AVAILABLE

4.1  Number of Shares Available. Subject to adjustment pursuant to Section 4.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan shall not exceed 150,000 shares plus the number of shares of Common Stock that remain available for issuance under the Prior Plan as of the effective date of this Plan. No further grants may be made under the Prior Plan after the effective date of this Plan. If any Award under this Plan (or any award granted under the Prior Plan) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock or shares of Common Stock are surrendered or withheld from any Award under this Plan (or any award granted under the Prior Plan) to satisfy a grantee’s income tax or other withholding obligations, or if shares of Common Stock owned by the grantee are tendered to pay for the exercise of a Stock Option under this Plan, then the shares covered by such expired, forfeited, terminated or canceled Award (or award under the Prior Plan) or which are equal to the number of shares surrendered or withheld in respect thereof shall again become available to be delivered pursuant to Awards granted or to be granted under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but

A-2

unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.

4.2  Recapitalization Adjustment. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, split-up, combination, share reclassification, rights offering, separation, repurchase, share exchange, liquidation, dissolution, Change in Control or other similar corporate transaction or event affects the Common Stock or capitalization of the Company such that the failure to make an adjustment to an Award would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof, then the Committee shall, in such manner as it may determine to be equitable in its sole discretion, adjust the number of Shares of Common Stock that may be delivered pursuant to Awards in Section 4.1 and any or all of the terms of an outstanding Award (including, without limitation, the number of shares of Common Stock covered by such outstanding Award, the type of property to which the Award is subject and the exercise or reference price of such Award). After any adjustment made pursuant to this Section 4.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee and consistent with the requirements of applicable tax law. Notwithstanding anything in this Plan to the contrary, any adjustments, modifications or changes of any kind made pursuant to this Section 4.2 shall be made in a manner compliant with Section 409A of the Internal Revenue Code (“Section 409A”).

Article 5.	TYPES OF AWARDS

5.1  Restricted Stock Units. The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date, the grantee of each restricted stock unit not previously forfeited shall receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

5.2  Stock Options

(a)  Grant. The Committee may grant Awards of nonstatutory stock options (“Stock Options”) in reference to shares of Common Stock, in such amounts and subject to such terms and conditions as the Committee may determine. The form, terms and conditions of each Stock Option shall be determined by the Committee and shall be set forth in an Award Agreement. Such terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such Stock Options as well as the conditions or circumstances upon which such Stock Options may be accelerated, extended, forfeited or otherwise modified. The Award Agreement pursuant to which any Stock Option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option.

(b)  Price. The price referenced by each Stock Option shall be fixed by the Committee at the time such Stock Option is granted, but in no event shall it be less than the Fair Market Value of a share of Common Stock on the date on which the Stock Option is granted. Such exercise price shall thereafter be subject to adjustment pursuant to Section 4.2 hereof.

(c)  Exercise. After receiving notice from the grantee of the exercise of a Stock Option, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock. The option price of each share as to which a Stock Option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the grantee valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a grantee the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.

(d)  Duration. The duration of any Stock Option granted under this Plan shall be for a period fixed by the Committee but shall in no event be more than ten (10) years.

A-3

5.3 Stock Appreciation Rights.

(a)  Grant. The Committee may grant stock appreciation rights in reference to shares of Common Stock, in such amounts and subject to such terms and conditions as the Committee may determine. The form, terms and conditions of each stock appreciation right shall be determined by the Committee and shall be set forth in an Award Agreement. Such terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such stock appreciation rights as well as the conditions or circumstances upon which such stock appreciation rights may be accelerated, extended, forfeited or otherwise modified.

(b)  Price. The price referenced by each stock appreciation right shall be fixed by the Committee at the time such Award is granted, but in no event shall it be less than the Fair Market Value of a share of Common Stock on the date on which the Award is granted. Such exercise price shall thereafter be subject to adjustment pursuant to Section 4.2 hereof.

(c)  Exercise. After receiving notice from the grantee of the exercise of a stock appreciation right for which payment will be made by the Company partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock.

(d)  Duration. The duration of any stock appreciation right granted under this Plan shall be for a period fixed by the Committee but shall in no event be more than ten (10) years.

5.4  Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions and conditions as the Committee deems appropriate. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

5.5  Stockholder Consent Required: Unless otherwise approved by the Company’s stockholders, Stock Options and stock appreciation rights will not be (w) repriced (other than in accordance with the adjustment provisions of Section 4.2), (x) repurchased for cash or other consideration, (y) cancelled in conjunction with the grant of a new Stock Option or stock appreciation right with a lower exercise price, in each case on a date when the exercise price of such Stock Option or stock appreciation right is equal to or exceeds the Fair Market Value a share of Common Stock or (z) subject to automatic reload provisions.

Article 6.	AWARD GRANTS

6.1  Annual Grants. In the Committee’s discretion, subject to Section 6.4, each individual elected, reelected or continuing as a Non-Employee Director shall receive a grant of Awards under this Plan in an amount and on terms determined by the Committee.

6.2  Grants to Newly Appointed Non-Employee Directors. The Board may make other grants of Awards to Non-Employee Directors who are appointed to the Board outside of the context of an election at the Company’s Annual Meeting of Stockholders (grants under this Section 6.2 shall only be in connection with such appointment).

6.3  Other Grants. The Board may make other grants of cash or Awards from time to time to Non-Employee Directors as may be deemed appropriate by the Board.

6.4  Annual Limits. Notwithstanding anything to the contrary, the aggregate value of cash compensation and Awards (based on the Fair Market Value of stock-based Awards, in each case determined at the date of grant) granted to any one Non-Employee Director in respect of any calendar year, solely with respect to his or her service as a Non-Employee Director, may not exceed $400,000.

Article 7.	TERMINATION OF SERVICE

Upon termination of service as a Non-Employee Director, such grantee’s Awards of Stock Options or stock appreciation rights which are vested shall be exercisable at any time prior to the expiration date of the Stock Options or stock appreciation rights or within one year after the date of such termination, whichever is the shorter period. Upon termination of service as a Non-Employee Director, the shares of Common Stock underlying such grantee’s Awards of restricted stock units which are then vested shall be delivered to the grantee. Unless otherwise specified in an Award Agreement, any unvested

A-4

Stock Options, stock appreciation rights or restricted stock units shall terminate upon the termination of a grantee’s service as a Non-Employee Director.

Article 8.	NO RIGHTS AS A STOCKHOLDER

No grantee of an Award (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 4.2, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

Article 9.	AMENDMENT OF THIS PLAN

The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, provided, however, that, no amendment shall materially adversely affect a grantee without such person’s prior written consent.

Article 10.	TAX WITHHOLDING

If the Company shall be required to withhold any amounts by reason of a federal, state or local tax laws, rules or regulations in respect of any Award, the Company shall be entitled to deduct or withhold such amounts from any payments (including, without limitation shares of Common Stock which would otherwise be issued to the grantee pursuant to the Award; provided that, to the extent desired for GAAP purposes, such withholding shall not exceed the statutory minimum amount required to be withheld) to be made to the grantee.

Article 11.	REQUIRED CONSENTS AND LEGENDS

If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legend shares. The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company, or its applicable subsidiary or affiliate, deducting amounts from the grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company, or its applicable subsidiary or affiliate, for advances made on the grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company imposing lockup conditions, sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

Article 12.	RIGHT OF OFFSET

The Company and its subsidiaries and affiliates shall have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts the grantee then owes to the Company or its subsidiaries or affiliates.

A-5

Article 13.	NONASSIGNABILITY

Except to the extent otherwise expressly provided in the applicable Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 13 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any such permitted successors and assigns.

Article 14.	COMPLIANCE WITH SEC REGULATIONS

It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act. If any provision of the Plan is later found not to be in compliance with such Rule, the provision shall be deemed null and void. All actions with respect to Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Plan and any Awards granted thereunder to the Rule’s requirements.

Article 15.	CHANGE IN CONTROL

15.1  Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, (i) each Stock Option and stock appreciation right shall be deemed fully vested and exercisable, (ii) the restrictions applicable to all restricted stock units shall lapse and such restricted stock units shall be deemed fully vested, (iii) any performance conditions shall be deemed satisfied in full, and (iv) all Awards shall be paid in cash if so specified by the Committee. The amount of any cash payment in respect of a restricted stock unit, Stock Option or stock appreciation right shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time, and (C) in the case of Stock Options or stock appreciation rights, the difference, if any, between the amount in (A) or (B), as applicable, and the applicable exercise price or reference price of a Stock Option or stock appreciation right. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

15.2  A “Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(A)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below); (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting powers of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly

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or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (A), (B) and (C) is referred to hereunder as a “Non-Control Transaction”); or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Article 16.	INTERNAL REVENUE CODE SECTION 409A

It is the Company’s intent that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A and that this Plan and Awards Agreements be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Non-Employee Director by reason of the Non-Employee Director’s termination of service, then (a) such payment or benefit shall be made or provided to the Non-Employee Director only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Non-Employee Director is deemed to be a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Non-Employee Director’s separation from service (or earlier death). Any amount not paid in respect of the six-month period specified in the preceding sentence will be paid to the Non-Employee Director in a lump sum on the date that is six months and one day after the Non-Employee Director’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Non-Employee Director upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change in Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award. Neither the Company nor its affiliates shall have any liability to any Non-Employee Director, Non-Employee Director’s spouse or other beneficiary of any Non-Employee Director’s spouse or other beneficiary of any Non-Employee Director or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A.

Article 17.	NO THIRD PARTY BENEFICIARIES

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 2.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

Article 18.	SUCCESSORS AND ASSIGNS

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Article 19.	GOVERNING LAW

This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of New York.

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Article 20.	EFFECTIVE DATE

The Prior Plan became effective on May 17, 2007. This Plan will become subject to and effective upon stockholder approval of the Plan at the 2016 Annual Meeting of Shareholders.

Article 21.	TERM

Unless sooner terminated by the Board, this Plan shall terminate on the day before the tenth anniversary of the date the Plan was approved by stockholders; provided that any Award granted prior to the date of such Plan termination shall continue pursuant to its terms and the terms of this Plan.

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CONMED Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:30 a.m., Eastern Time, on May 25, 2016.

Vote by Internet

- Go to **www.investorvote.com/CNMD**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - David Bronson	☐	☐	02 - Brian P. Concannon	☐	☐	03 - Charles M. Farkas	☐	☐
04 - Martha Goldberg Aronson	☐	☐	05 - Jo Ann Golden	☐	☐	06 - Curt R. Hartman	☐	☐
07 - Dirk M. Kuyper	☐	☐	08 - Jerome J. Lande	☐	☐	09 - Mark E. Tryniski	☐	☐
10 - John L. Workman	☐	☐						

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Proposal	For	Against	Abstain
2. To ratify PricewaterhouseCoopers, LLP's appointment as the Company's independent registered public accounting firm for fiscal 2016.	☐	☐	☐
3. To hold an advisory vote on named executive officer compensation.	☐	☐	☐
4. To approve the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

02C7WA

Heather L. Cohen

Secretary

ConMed Corporation

525 French Road

Utica, New York 13502

Direct Dial (315) 624-3215

April 15, 2016

To: Recipients of Common Stock from the Company’s Retirement Savings Plan

As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of CONMED Corporation (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company granted to you pursuant to the Retirement Savings Plan (the “Plan”) will be voted.

Enclosed with this letter is a voting instruction ballot, which will permit you to vote the shares, granted to you. The Proxy Statement and Annual Financials are available at www.investorvote.com/CNMD. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Plan by marking, dating, signing and returning the enclosed voting instruction ballot, no later than May 16, 2016, to:

Computershare

250 Royall Street

Canton, MA 02021

Computershare will certify the totals to Fidelity Investments (“Fidelity”) for the purpose of having those shares voted by Fidelity.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the shares held in the Plan are not received, the shares will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

**Please note that the enclosed material relates only to those shares which have been granted to you under the Retirement Savings Plan. You will receive separate voting material for shares related to other plans that are voted independently from this ballot.

Sincerely,

/s/ Heather L. Cohen

Heather L. Cohen

Secretary

525 French Road, Utica, New York 13502 ● 315-797-8375 ● 800-765-8375